As filed with the Securities and Exchange Commission on November 3, 2023

Registration Statement No. 333-274184

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHOREPOWER TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3790	06-1120072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5291 NE Elam Young Pkwy.

Suite 160

Hillsboro, OR 97124

(509) 892-7345

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff Kim, CEO

Suite 160

5291 NE Elam Young Pkwy.

Hillsboro, OR 97124

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ernest M. Stern, Esq.
Culhane Meadows PLLC

1701 Pennsylvania Avenue, N.W.
Suite 200

Washington, D.C. 20006

(301) 910-2030

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

This registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED _______, 2023

Prospectus

25,817,272 Shares of common stock

Shorepower Technologies, Inc.

This prospectus covers 25,817,272 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholders listed on the Selling Stockholder table on page 32 (the “Selling Stockholders”) at a fixed price of $0.10, the closing price of our common stock on November 2, 2023.

We will not receive any proceeds from the sale or other disposition of the securities by the Selling Stockholders. However, we may receive up to approximately $2,750,000 in gross proceeds upon the cash exercise of the warrants by the Selling Stockholders. We will use such proceeds, if and when received, for acquisitions and working capital.

Jeff Kim, our President and CEO, has the majority of the voting rights of holders of our capital stock through his ownership of all 2,000,000 authorized and outstanding shares of our Series B preferred stock which has 40 votes for each share and 26,089,758 shares of our common stock and after this offering will hold approximately 83.25% of the voting power of the issued and outstanding shares of our capital stock. Accordingly, Jeff Kim will have voting control over all matters submitted to the holders of our common stock for approval, including the election of directors, amendments to our certificate of incorporation and major corporate transactions.

We have 10,000,000 shares of “blank check” preferred stock authorized of which we have designated 1,105,644 shares of Series A preferred stock, none of which are outstanding, and 2,000,000 shares of Series B preferred stock, all of which are owned by Jeff Kim, our President, CEO and Chairman of the Board. Holders of our Series A preferred stock are entitled to five votes for each share held on all matters submitted to a vote of stockholders and holders of our Series B preferred stock are entitled to 40 votes for each share held on all matters submitted to a vote of our stockholders.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements as set forth on page 5 of this prospectus. Our common stock is quoted under the symbol “SPEV” on the OTC PINK Market. On November 3, 2023, the last reported sale price of our common stock was $0.10.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2023

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

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Trademarks

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by any other companies.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Shorepower Technologies”, “United States Basketball League,” “USBL,” “we,” “us,” and “our” refer to Shorepower Technologies, Inc.

The Company

Overview

We are a transportation electrification company that builds, deploys and operates plug-in stations that allow electric vehicles, trucks and refrigerated trailers to conveniently access electric power while parked or staged, resulting in cost savings for fleets and drivers that will not have to use petroleum fuel thus significantly reducing associated toxic emissions and greenhouse gases by replacing diesel fuel with electric power. To date we have raised approximately $16 million through grants and contracts from the federal and state Governments and have received $453,954 in loans through Jeff Kim, our President and CEO.

We currently operate one of the largest heavy-duty focused network of electrified parking spaces (EPS) in North America. This network includes 60 facilities conveniently located at travel centers with approximately 1,800 electrified parking spaces. Most of these facilities are focused on truck stop electrification (TSE) and electric standby transport refrigeration units (eTRU), but several sites already include electric vehicle charging stations. The following is our anticipated schedule to upgrade our facilities to include electric vehicle charging stations:

Site Name	City & State	State	Number of EV Connection Points	Target Completion Date
Love’s Travel Stops	Madera	CA	3	Completed
Flying J Travel center	Bakersfield	CA	5	Dec-2023
Flying J Travel center	Lodi	CA	5	Jan-2024
Flying J Travel center	Lebec (Fraisier Park)	CA	4	Feb-2024
Pilot Travel Center	Dunnigan	CA	4	Mar-2024
Love’s Travel Stops	Boron	CA	3	Apr-2024
Pilot Travel Center	Weed	CA	2	May-2024
Big Boys Travel Stop	Kenly	NC	4	Jun-2024
Arrowhead Travel Plaza	Pendleton	OR	4	Jul-2024
Jubitz Travel Center	Portland	OR	4	Aug-2024
Eco Travel Center	Crossville	TN	4	Sep-2024
Tennessean Travel Stop	Cornersville	TN	4	Oct-2024
Shoemaker Travel Center	Lincoln	NE	4	Nov20-24

Shorepower originally started business as a TSE provider. TSE provides power for hotel loads at commercial parking facilities. Trucks are required to take a rest period for a minimum of 10 hours per day. Trucks typically run their engines to provide heating and cooling to the cab and power accessories. Shorepower allows drivers to shut down their main engine and plug into outlets that provide power for household type devices such as heaters, air-conditioning units, coffee pots, microwaves, TVs, computers and other accessories. On average, this saves drivers and fleets one gallon of diesel per hour. Idling (running) the engine 10 hours per day, 300 days per year could cost in excess of $10,000 per year in wasted diesel fuel. By using Shorepower, drivers can save over $10,000 annually.

Additionally, we have over 300 electric vehicle charging station connection points (plugs), sold or controlled that could be upgraded to include our latest cellular-based control module, to make these stations revenue producing stations. Combined with upgrading the TSE stations, we have the potential to expand to over 2,000 connection points. However, for our first phase of upgrades, we expect to convert up to five stations per facility to level 2 and add one or more DC fast chargers to select locations.

We believe that the key value of the existing travel center facilities is the electric infrastructure and utility service that could easily be upgraded to include electric vehicle supply equipment (EVSE) for heavy-duty trucks and buses. Most of these sites could also accommodate light-duty(automobile) electric vehicle charging.

Organizational History

We were incorporated in Delaware on May 29, 1984, as a wholly owned subsidiary of Meisenheimer Capital, Inc. (“MCI”) for the purpose of developing and managing a professional basketball league, the United States Basketball League (the “League”). Since the inception of the League, we were primarily engaged in selling franchises and managing the League. From 1985 to April 2021, we sold a total of approximately forty active franchises (teams), a vast majority of which were terminated for non-payment of their respective franchise obligations. We cancelled seasons 2008 through 2021.

On April 7, 2021, through a series of Stock Purchase Agreements (the “Purchase Agreements”), the majority owners of the Company, Richard C. Meisenheimer, Daniel T. Meisenheimer, III, James Meisenheimer, Meisenheimer Capital, Inc. and Spectrum Associates, Inc. (the “Meisenheimers”) sold 2,704,007 shares of common stock which it held, to a new investor group. The Meisenheimers also sold 1,105,644 shares of our preferred stock at a per share price of $.057 per share to EROP Enterprises, LLC. As a result of the sale by the Meisenheimers of our common and preferred stock that they held, we experienced a change in control.

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Effective April 7, 2021, our Board of Directors accepted the resignation of Daniel T. Meisenheimer, III as Chairman of the Board of Directors and President of the Company. Effective April 7, 2021, Saeb Jannoun was appointed to fill the vacancy following the resignation of Daniel T. Meisenheimer, III as Chairman of the Board of Directors and President of the Company. Mr. Michael Pruitt also joined the Board of Directors.

After April 7, 2021, we became a holding company with our principal purpose being to evaluate and assess new business opportunities.

On November 23, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shurepower, LLC d/b/a Shorepower Technologies (“Shorepower”) under which Shorepower was merged with and into us (the “Merger”) following the satisfaction of several closing conditions, including satisfactory completion of due diligence reviews by each party to the Merger Agreement, Shorepower providing us with the most recent two years of audited financial statements by a PCAOB auditor, our authorizing a new class of Series B preferred stock with each Series B preferred share having the voting power of 40 shares of our common stock, our completing a stock and warrant financing to have a minimum of $480,000 in cash at closing (the “USBL Pre-Merger Financing”) and our eliminating any debt or contingent liabilities of any kind at the time of the closing of the merger between us and Shorepower (the “Closing”). The Closing occurred on March 22, 2023.

Under the terms of the Merger Agreement, Mr. Kim now owns 55% of our issued and outstanding shares of common stock that includes the sale of 14,817,272 shares of USBL common stock sold under the USBL Pre-Merger Financing that raised $660,000. Shorepower has received 2,000,000 shares of our Series B Preferred stock.

Under the terms of the Merger Agreement, Saeb Jannoun and Michael Pruitt resigned their respective officer and director positions with the Company and Jeff Kim was appointed as our sole officer and director.

Name Change

On April 13, 2023, we merged with Shorepower and on April 21, 2023, we filed an amendment to our certificate of incorporation with the Delaware Secretary of State to change our name to Shorepower Technologies, Inc. The Amendment became effective on June 20, 2023.

Growth Strategies

Our growth strategies to continue to play a leadership role in EV charging are as follows:

Accelerate new product offerings.

We intend to have a leadership position with continued efficient investment in product development.

Invest incrementally in marketing and sales.

We intend to continue to attract new customers and pursue a business model which attracts new customers to our charging stations and encourages existing customers to increase their charging footprint over time as EV penetration increases.

Pursue Strategic Acquisitions.

We intend to explore potential high-quality acquisition opportunities in this dynamic marketplace both domestically and overseas.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;

●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;

●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and

●	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

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As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non- convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Corporate Information

We were incorporated in Delaware on May 29, 1984, as a wholly owned subsidiary of Meisenheimer Capital, Inc. (“MCI”) for the purpose of developing and managing a professional basketball league, the United States Basketball League (the “League”). On April 7, 2021, we sold a majority of our voting power through the sale of shares of our common stock and preferred stock to EROP Enterprises, LLC and its group of purchasers. On November 23, 2022, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shurepower, LLC d/b/a Shorepower Technologies (“Shorepower”) under which Shorepower was merged with and into us.

Under the terms of the Merger Agreement, Jeff Kim, as the sole shareholder of Shurepower, LLC, now owns 55% of our issued and outstanding shares of common stock that includes the sale of 14,817,272 shares of our common stock sold on a private placement basis to satisfy a condition of closing that we had a minimum of $480,000 in cash available for Shorepower. We raised $660,000 through this pre-merger financing discussed below. Shorepower also received 2,000,000 shares of a Series B preferred stock and the right to receive the following additional shares of Shorepower common stock upon achieving the following milestones: (i) an additional 2.5% of our issued and outstanding common stock upon the completion of either (a) the conversion of 75 existing connection points to Level 2 or greater or the (b) installation of 75 new connection points to revenue producing stations in the first 12 months or some combination of the two yielding 75 units, (ii) an additional 2.5% of the of our issued and outstanding common stock upon (a) the application for $10M in grants and/or the (b) the award of $1.0 million in grants in the first 18 months; (iii) an additional 2.5% of our issued and outstanding common stock upon the completion of acquisitions in the first 24 months generating no less than $3.0 million in gross revenues and (iv) an additional 500,000 shares of our common stock upon acquiring or hiring the following key personnel in the first six months after the effective date of the merger: (a) three or more qualified Board members and (b) at least three of the following four individuals having the following qualifications: one sales/marketing person, one grant writer/Government relations person, one technician/maintenance person and one software programmer/engineer.

Following the closing of the merger, Shorepower transferred its current debt obligations of $1,400,000 to us. Shorepower agreed that in assuming its management of the Company that it would not pay more than $2,000 per month from the proceeds of the pre-merger financing towards reduction of such debt obligations for the first 12 months and that Jeff Kim, our new CEO, will not receive compensation in excess of $10,000 per month for the first nine months after the merger is effective. The merger was effective on April 13, 2023, with the filing of the Certificate of Merger between us and Shorepower with the Delaware Secretary of State.

On December 1, 2022, we sold to a number of purchasers through a Stock and Warrant Purchase Agreement an aggregate of 11,000,000 shares of our common stock (the “PIPE Shares”), through the purchase of units at a price of $0.06 per unit, each unit consisting of one share of our common stock and one warrant to purchase a share of our common stock exercisable for two years at an exercise price of $0.25 per share of warrant stock that is callable by us if our shares of common stock trades at $0.75 for at least 20 trading days and at a volume of not less than 30,000 shares per day. Pursuant to the Stock and Warrant Purchase Agreement, we agreed to use our best commercial efforts to register on this Form S-1 the PIPE Shares within 60 days of the closing on March 22, 2023.

Our principal executive office is located at 5291 NE Elam Young Pkwy., Suite 160, Hillsboro, OR 97124, and our telephone number is (503) 892-7345. Our internet website is www.shorepower,com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

Changes in Registrant’s Certifying Accountant.

On January 21, 2023, the Board of Directors of Shorepower approved the engagement of Olayinka Oyebola & Co. (“OO & Co”) as its independent registered public accounting firm to audit its consolidated financial statements for the years ending December 31, 2020 and 2021. Prior to the merger of Shorepower and USBL, Shorepower was a private company and did not have audited financial statements. Upon consummation of the reverse merger between Shorepower and USBL on March 22, 2023, Shorepower has kept USBL’s current independent registered public accounting firm prior to the merger, Qi CPA LLC (“Qi CPA”) and informed OO & Co that it would not serve as the Company’s independent registered public accounting firm following the consummation of the merger.

OO& Co’s report on Shorepower’s consolidated balance sheets as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2021 and 2020 (collectively, the “financial statements”) did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles other than to state that the negative working capital and accumulated deficits raised substantial doubt about Shorepower’s ability to continue as a going concern .

During the period from December 31, 2020 to December 31, 2022, and the subsequent period through March 22, 2023, upon the closing of the merger of Shorepower and USBL, there were no: (i) disagreements with OO &o Co on any matter of accounting principles or practices, financial statement disclosures or audited scope or procedures, which disagreements if not resolved to OO & CO’s satisfaction would have caused OO & CO to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During Shorepower’s two most recent fiscal years prior to the closing of the merger with USBL and the period ended March 22, 2023, upon the closing of the merger with USBL, Shorepower did not consult Qi CPA with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on Shorepower’s financial statements, and no written report or oral advice was provided to the Company by Qi CPA that Qi CPA concluded was an important factor considered by Shorepower in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act and the related instructions to Item 304 of Regulation S-K under the Exchange Act, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act.

Shorepower has provided OO & Co with a copy of the disclosures made by the Company in response to this Item 3.04 of Regulation S-K and has requested that OO & Co furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to this Item 304(a) and, if not, stating the respects in which it does not agree. A letter from OO & Co is attached hereto as Exhibit 16.1.

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The Offering

Common Stock to be Sold	Up to 25,817,272 shares of our common stock including (i) 14,817,272 shares of our common stock currently outstanding and (ii) 11,000,000 shares of our common stock underlying warrants we have issued to various persons. We will not receive any proceeds from the sale of common stock by the Selling Stockholders but will receive up to $2,750,000 upon exercise of warrants by the Selling Stockholders.

Common Stock Outstanding	48,478,678 as of November 1, 2023, that excludes the 10,000,000 shares reserved for future issuance under our 2023 Stock Incentive Plan (the “Plan”).

Voting Control by Management	Our President and CEO, Jeff Kim, has voting control over all matters submitted to our common stockholders, including amendments to our certificate of incorporation, election of members of our Board of Directors and major corporate transactions, principally through his ownership of shares of our common stock and 2,000,000 shares of our Series B preferred stock.

Use of Proceeds	This is a resale prospectus to register shares of the Selling Stockholders, but we may receive up to approximately $2,750,000 in gross proceeds upon the cash exercise of the warrants by the Selling Stockholders.

We intend to use the net proceeds from the exercise of warrants by the Selling Stockholders for (i) potential mergers and acquisitions, (ii) technology costs, (iii) general working capital and (iv) debt repayment. The expected uses of the net proceeds from the sale of the offered shares represent our intentions based upon our current plans and business conditions. The precise uses, amounts and timing of the application of proceeds have yet to be determined by our management and may differ, in some or all respects, from those enumerated above. The amounts used for each purpose and the timing of our actual expenditures may also vary significantly depending on numerous factors. See “Use of Proceeds.” We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Stockholders other than a potential cash exercise of the warrants. See “Use of Proceeds”.

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy”.

OTC PINK Symbol	SPEV

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 10 of this prospectus before deciding whether or not to invest in our common stock.

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Summary of Risk Factors

An investment in our securities involves a high degree of risk. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:

●	We are an early stage company with a history of operating losses, and expect to incur significant expenses and continuing losses at least for the near- and medium-term.

●	Our growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs.

●	We currently face competition from a number of companies and expect to face significant competition in the future as the market for EV charging develops.

●	We rely on a limited number of vendors for our charging equipment and related support services. A loss of any of these partners would negatively affect our business.

●	Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

●	If we are unable to attract and retain key employees and hire qualified management, technical, engineering and sales and business development personnel, our ability to compete and successfully grow our business would be harmed.

●	Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm our business.

●	The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could adversely affect our financial results.

●	Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

●	Many of our facilities are located in active earthquake zones or in areas susceptible to hurricanes, wildfires and other severe weather events. An earthquake, a wildfire, a major hurricane or other types of disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California or other states, could disrupt and harm our operations and those of our customers.

●	We are dependent upon the availability of electricity at our current and future charging stations. Cost increases, delays and/or other restrictions on the availability of electricity would adversely affect our business and results of operations.

●	Our revenue growth will depend in significant part on our ability to increase sales of our products and services to fleet operators including medium- and heavy-duty vehicle fleets and rideshare operators.

●	If we fail to offer high-quality support to host sites and drivers or fail to maintain high charger availability and strong user experience, our business and reputation will suffer.

●	Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm our business.

●	The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could adversely affect our financial results.

●	We may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and our business could be adversely affected.

●	Our technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage our reputation with current or prospective customers, and/or expose us to product liability and other claims that could materially and adversely affect our business.

●	The EV charging market is characterized by rapid technological change, which requires us to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of our products and financial results.

●	Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial results or results of operation.

●	Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

●	Some provisions of our certificate of incorporation and bylaws may deter takeover attempts, which may inhibit a takeover that stockholders consider favorable and limit the opportunity of our stockholders to sell their shares at a favorable price.

●	Our stock price will be volatile, and you may not be able to sell shares at or above the price at which shares of our common stock in this registration statement are purchased.

●	Our indemnification of our officers and directors may cause us to use corporate resources to the detriment of our stockholders.

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Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited consolidated financial statements of the Company appearing elsewhere in this prospectus. You should read the summary consolidated financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes to such financial statements.

Statement of Operations Data:	Year Ended February 28, 2023	Year Ended February 28, 2022

Revenues - related party	$—	$5,000

Total Operating Expenses	597,305	309,035
Loss from Operations	(597,305)	(304,035)
Other expense	—	(1,769,355	)(1)
Net Loss	$(597,305)	$(2,073,390)

Net Loss Per Share, Basic and Diluted	$(0.01)	$(0.36)
Weighted Average Number of Shares Outstanding Basic and Diluted	47,133,596	5,752,866

(1)	Includes the following non-cash transactions: a gain of forgiveness of debt of $55,270, a loss on conversion of debt of $127,480 and an expense of $1,699,145 related to the conversion of preferred stock.

Balance Sheet Data:	February 28, 2023	February 28, 2022

Cash	$77,086	$180,756
Funds held in escrow	553,000	—
Prepaid stock for services	—	32,208
Other prepaids	535	—
Receivable – related party	50,000	—
Total Assets	$680,621	$212,964

Accounts payable and accrued expenses	13,440	13,478
Preferred stock	20,000	11,057
Common stock	474,351	71,462
Additional paid-in capital	8,005,803	5,653,489
Common shares to be issued	—	1,699,146
Treasury stock	(42,454)	(42,454)
Accumulated Deficit	(7,790,519)	(7,193,214)
Total Liabilities and Stockholders’ Equity	$680,621	$212,964

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “vision,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 10 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to Our Company and Our Business

We are an early stage company with a history of operating losses, and expect to incur significant expenses and continuing losses at least for the near- and medium-term.

We have a history of operating losses and negative operating cash flows. We incurred a net loss of $(597,305) and $(2,073,390) for the years ended February 28, 2023 and 2022, respectively. We believe we will continue to incur operating and net losses each quarter at least for the medium term. Even if we achieve profitability, there can be no assurance that we will be able to maintain profitability in the future. Our potential profitability is particularly dependent upon the continued adoption of EVs by consumers and fleet operators, the widespread adoption of electric trucks and other vehicles, and other electric transportation modalities, continued support from regulatory programs and in each case, the use of our chargers, any of which may not occur at the levels we currently anticipate or at all. We may need to raise additional financing through grants, loans, securities offerings or additional investments in order to fund our ongoing operations. There is no assurance that we will be able to obtain such additional financing or that we will be able to obtain such additional financing on favorable terms.

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Our management concluded that these conditions raise substantial doubt about our ability to meet our financial obligations as they become due for the next twelve months, and our ability to continue as a going concern. In addition, our independent registered public accounting firm included an emphasis of matter paragraph regarding our ability to continue as a going concern in our opinion on our audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, due to the factors noted above. Our audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020 do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Merger.

Our growth and success is highly correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs.

Our growth is highly dependent upon the adoption of EVs both by businesses and consumers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, increasing consumer choice as it relates to available EV models, their pricing and performance, evolving government regulation and industry standards, changing consumer preferences and behaviors, intensifying levels of concern related to environmental issues, and governmental initiatives related to climate change and the environment generally. Our revenues will be driven in large part by EV drivers’ driving and charging behavior. Potential shifts in behavior may include but are not limited to changes in annual vehicle miles traveled, preferences for urban vs suburban vs rural and public vs private charging, demand from rideshare or urban delivery fleets, and the emergence of autonomous vehicles and/or new forms of mobility. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand. Public DC fast charging in particular may not develop as expected and may fail to attract projected market share of total EV charging. If the market for EVs develops more slowly than expected, or if demand for EVs decreases, our growth would be reduced and our business, prospects, financial condition and operating results would be harmed. The market for EVs could be affected by numerous factors, such as:

●	perceptions about EV features, quality, driver experience, safety, performance and cost;

●	perceptions about the limited range over which EVs may be driven on a single battery charge and about availability and access to sufficient public EV charging stations;

●	competition, including from other types of alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid EVs and high fuel-economy internal combustion engine (“ICE”) vehicles;

●	increases in fuel efficiency in legacy ICE and hybrid vehicles;

●	volatility in the price of gasoline and diesel at the pump;

●	EV supply chain disruptions including but not limited to availability of certain components (e.g. semiconductors), ability of EV OEMs to ramp-up EV production, availability of batteries, and battery materials;

●	concerns regarding the stability of the electrical grid;

●	the decline of an EV battery’s ability to hold a charge over time;

●	availability of service for EVs;

●	consumers’ perception about the convenience, speed, and cost of EV charging;

●	government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

●	relaxation of government mandates or quotas regarding the sale of EVs;

●	the number, price and variety of EV models available for purchase; and

●	concerns about the future viability of EV manufacturers.

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In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they can be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and our products and services in particular.

While many global OEMs and several new market entrants have announced plans for new EV models, the lineup of EV models with increasing fast charging needs expected to come to market over the next several years may not materialize in that timeframe or may fail to attract sufficient customer demand. Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect our business, financial condition and operating results.

We expect to grow and expect to invest our earnings in growth for the foreseeable future. If we fail to manage growth effectively, our business, operating results and financial condition would be adversely affected.

Our expected growth and expansion of our business may place a significant strain on management, business operations, financial condition and infrastructure and corporate culture.

With our expected growth, our information technology systems and our internal control over financial reporting and procedures may not be adequate to support our operations and may allow data security incidents that may interrupt business operations and allow third parties to obtain unauthorized access to business information or misappropriate funds. We may also face risks to the extent such third parties infiltrate the information technology infrastructure of our contractors.

To manage growth in operations and personnel, we will need to continue to improve our operational, financial and management controls and reporting systems and procedures. Failure to manage growth effectively could result in difficulty or delays in attracting new customers, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of customers, information security vulnerabilities or other operational difficulties, any of which could adversely affect our business performance and operating results. Our strategy is based on a combination of growth and maintenance of strong performance on our existing asset base, and any inability to scale, maintain customer experience or manage operations at our charging stations may impact our growth trajectory.

Our forecasts and projections are based upon assumptions, analyses and internal estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from those forecasted or projected.

Our forecasts and projections are subject to significant uncertainty and are based on assumptions, analyses and internal estimates developed by our management, any or all of which may not prove to be correct or accurate. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual operating results may differ materially and adversely from those forecasted or projected. Realization of the results forecasted will depend on the successful implementation of our proposed business plan, and policies and procedures consistent with the assumptions. Future results will also be affected by events and circumstances beyond our control, for example, the competitive environment, our executive team, rapid technological change, economic and other conditions in the markets in which we propose to operate, governmental regulation and, uncertainties inherent in product development and testing, our future financing needs and our ability to grow and to manage growth effectively. In particular, our forecasts and projections include forecasts and estimates relating to the expected size and growth of the markets in which we operate or seek to enter. See “— Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.” Our forecasts and projections also assume that we are able to perform our obligations under our commercial contracts. See “— Because we are currently dependent upon a limited number of customer and partner s, the loss of a significant customer or partners could adversely affect our operating results.” For the reasons described above, it is likely that the actual results of our operations will be different from the results forecasted and those differences may be material and adverse. The forecasts were prepared by our management and have not been certified or examined by an accountant. We do not have any duty to update the financial projections included in this prospectus.

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Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Estimates of future EV adoption in the United States, the total addressable market, serviceable addressable market for our products and services and the EV market in general are included in this prospectus. Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the COVID-19 pandemic. The estimates and forecasts included in this prospectus relating to the size and expected growth of the target market, market demand, EV adoption across individual market verticals and use cases, capacity of automotive and battery OEMs and ability of charging infrastructure to address this demand and related pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity for public and commercial fast charging and future fast charging throughput or Shorepower’s market share capture are difficult to predict. The estimated addressable market may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this prospectus, our business could fail to grow at similar rates.

We currently face competition from a number of companies and expect to face significant competition in the future as the market for EV charging develops.

The EV charging market is relatively new, and we currently face competition from a number of companies, including Convoy Solutions LLC dba IdleAir, ChargePoint, Blink, Volta, EVgo, ABB, Cyber Switching and Siemens. We indirectly compete with site hosts, fleets and utilities that choose to own their own charging infrastructure and procure their electric vehicle supply equipment (“EVSE”) from third-party vendors, such as EVBox and ClipperCreek, rather than leveraging our public or dedicated charging offerings. The principal competitive factors in the industry include charger count, locations and accessibility; charger connectivity to EVs and ability to charge all standards; speed of charging relative to expected vehicle dwell times at the location; direct current fast charger (“DCFC”) network reliability, scale and local density; software-enabled services offering and overall customer experience; and operator brand, track record and reputation; access to equipment vendors, service providers, and policy incentives and pricing. Large early-stage markets require early engagement across verticals and customers to gain market share, and ongoing effort to scale channels, installers, teams and processes. In addition, there are competitors, in particular those with limited funding, experience or commitment to quality assurance, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider. Further, our current or potential competitors may be acquired by third parties with different commercial objectives and imperatives and greater available resources.

In addition, there are other means for charging EVs, which could affect the level of demand for charging at our DCFCs. For example, Tesla Inc. (“Tesla”) continues to build out its supercharger network across the United States for Tesla vehicles, which could reduce overall demand for EV charging at our sites. Tesla may also open its supercharger network to support charging of non-Tesla EVs in the future, which could further reduce demand for charging at our sites. Further, BMW, General Motors, Honda, Hyundai, Kia, Mercedes-Benz and Stellantis recently announced a proposed joint venture to be formed in 2023 to make “EV charging more convenient, accessible and reliable.” This proposed alliance intends to install at least 30,000 high-powered chargers, accessible to all battery-powered electric vehicles from any automaker and will have stations that offer connectors for both the so-called Tesla system, known as the North American Charging Standard (NACS), as well as the rival standard, known as the combined charging system (CCS).

Also, other companies sell chargers designed for customers seeking to have on premise EV charging capability as well as for home or workplace charging, which may reduce the demand for fast charging if EV owners find “slow” charging at a workplace, at home, or other parking locations to be sufficient. Municipalities may decide to convert street lighting poles and lampposts to public charging points for EV drivers who rent, have no access to home charging, or park their EVs on the street, potentially reducing our serviceable markets. Retailers, utilities or other site hosts or commercial, municipal and federal fleet businesses may opt to become owners and operators of public or private EV fast charging equipment and purchase that equipment and associated management software directly from vendors in the marketplace.

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Additionally, future changes in charging preferences; the development of inductive EV charging capabilities; battery chemistries, ultralong-range batteries or energy storage technologies, industry standards or applications; driver behavior or battery EV efficiency may develop in ways that limit our future share of gains in certain high promising market verticals or slow the growth of our addressable or serviceable market. Competitors may be able to respond more quickly and effectively than us to new or changing opportunities, technologies, standards or customer requirements, and may be better equipped to initiate or withstand substantial price competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

The EV charging business may become more competitive, pressuring future increases in utilization and margins. Competition is still developing and is expected to increase as the number of EVs sold increases. Among our largest competitors is Electrify America, a subsidiary of Volkswagen, Nikola Corporation and IONQ. Electrify America was formed as part of Volkswagen’s consent decree with the U.S. Environmental Protection Agency in connection with its diesel emissions scandal. Volkswagen was forced to commit $2 billion to Electrify America and the expansion of its EV charger network over a ten-year period which began in January 2017. Electrify America expects to install (or have under development) approximately 800 public charging stations with approximately 3.500 chargers by December 2022 and is currently approaching completion of cycle 2 of its 4-cycle spending program. Because Electrify America’s expansion of its EV charger network is mandated by the consent decree and not necessarily done in a manner designed to maximize economic return, Electrify America’s rate of expansion may outpace ours, at least in the short term.

Barriers to entry in the EV charging market may erode as a result of government intervention, leading to more competitors. In addition, in some jurisdictions, we may see competition from local utilities who may be interested in, and receive regulatory approval for, ownership of public EV charging equipment, from various owners of non-networked Level 2 chargers, and from new entrants into the U.S. fast charging market.

New competitors or alliances may emerge in the future that secure greater market share, have proprietary technologies that drivers prefer, more effective marketing abilities and/or face different financial hurdles, which could put us at a competitive disadvantage. Further, our current strategic initiatives, pilots and contracts with OEM partners, business-to-business customers and key hosts may fail to result in a sustainable competitive advantage for us. Future competitors could also be better positioned to serve certain segments of our current or future target markets, which could create price pressure or erode our market share. In light of these factors, current or potential customers may utilize charging services of competitors. If we fail to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, our growth will be inhibited, adversely affecting our business and results of operations.

We face risks related to health pandemics, as demonstrated by the COVID-19 pandemic, which could have a material adverse effect on our business and results of operations.

The impact of COVID-19, including changes in consumer and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, created significant volatility in the global and domestic economies and led to reduced economic activity. The spread of COVID-19 created charging equipment supply chain and shipping constraints. See “Shorepower’s Management’s Discussion and Analysis of Results of Operations and Financial Condition of Shorepower — Recent Developments — COVID-19 Outbreak.”

COVID-19 temporarily disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in vehicle sales, including EV sales, in markets around the world, and the accompanying demand for our charging services. Any sustained downturn in demand for EVs would harm our business and negatively impact the growth of our charging station network.

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When governments and businesses shut down in response to shelter in place orders and other similar actions by state and local governments, permitting, inspection and other city and municipal services were suspended, and we had reduced access to host sites for construction and on-site survey and design.

The pandemic resulted in government authorities implementing numerous measures to try to contain COVID-19, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. A future pandemic resulting in these measures could adversely impact our employees and operations and the operations of our customers, suppliers, vendors and business partners and negatively impact demand for EV charging. These measures by government authorities could remain in place for a significant period of time and coud adversely affect manufacturing and building plans, sales and marketing activities, business and results of operations.

The extent to which another pandemic would impact our business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration, spread and severity of the pandemic, the actions to contain or treat its impact, and when and to what extent normal economic and operating activities could resume. A future pandemic could limit the ability of customers, suppliers, vendors, permitting agencies, utilities and business partners to perform, including third party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. Even after a pandemic has subsided, we may continue to experience an adverse impact to our business as a result of the pandemic’s global economic impact, including any recession that has occurred or may occur in the future. Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in consumer confidence as a result of a future pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for our products and services.

Supply chain issues and inflationary pressure could increase the cost of materials and components. This could create an increase in the cost of our products and service which could affect demand and negatively impact overall revenues. We use microchips in our products. Another chip shortage could make it difficult or impossible to acquire the necessary materials to assemble our circuit boards, thus decreasing sales. During the recent pandemic, we delayed production of some specific circuit boards until chips were available and/or came down in price. If this type of supply chain issue reoccurs, we could redesign some circuit boards to use components that are more readily available. We could also increase the cost of our products to decrease demand.

We are highly reliant on its networked charging solution and information technology systems and data, and those of its service providers and component suppliers, any of which systems and data may be subject to cyber-attacks, service disruptions or other security incidents, which could result in data breaches, loss or interruption of services, intellectual property theft, claims, litigation, regulatory investigations, significant liability, reputational damage and other adverse consequences.

We continue to expand our information technology systems in the form of our networked charging solution, and as our operations grow, our internal information technology systems, such as product data management, procurement, inventory management, production planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems, must increase commensurately. This includes the implementation of new internally developed systems and the deployment of such systems in the United States and, in the future, abroad. The implementation, maintenance, segregation and improvement of these systems require significant management time, support and cost, and there are inherent risks associated with developing, improving and expanding our core systems as well as implementing new systems and updating current systems, including disruptions to the related areas of business operations. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, sell, deliver and service products, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, tax laws and other applicable regulations.

While we maintain information technology measures designed to protect against intellectual property theft, data breaches, sabotage and other external or internal cyber-attacks or misappropriation, our systems and those of our service providers are potentially vulnerable to malware, ransomware, viruses, denial-of-service attacks, phishing attacks, social engineering, computer hacking, unauthorized access, exploitation of bugs, defects and vulnerabilities, breakdowns, damage, interruptions, system malfunctions, power outages, terrorism, acts of vandalism, security breaches, security incidents, inadvertent or intentional actions by employees or other third parties, and other cyber-attacks. To the extent any security incident results in unauthorized access or damage to or acquisition, use, corruption, loss, destruction, alteration or dissemination of our data, including intellectual property and personal information, or our products, or for it to be believed or reported that any of these occurred, it could disrupt our business, harm our reputation, compel us to comply with applicable data breach notification laws, subject us to time consuming, distracting and expensive litigation, regulatory investigation and oversight, mandatory corrective action, require us to verify the correctness of database contents, or otherwise subject us to liability under laws, regulations and contractual obligations, including those that protect the privacy and security of personal information. This could result in increased costs to us and result in significant legal and financial exposure and/or reputational harm.

Because we also rely on third-party service providers, we cannot guarantee that our service providers’ and component suppliers’ systems have not been breached or that they do not contain exploitable defects, bugs, or vulnerabilities that could result in a security incident, or other disruption to us or our service providers’ or component suppliers’ systems. Our ability to monitor our service providers’ and component suppliers’ security measures is limited, and, in any event, malicious third parties may be able to circumvent those security measures.

If we do not successfully implement, maintain or expand our information technology systems as planned, our operations may be disrupted, our ability to accurately and/or timely report our financial results could be impaired and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results (see also “Risks Related to our Securities--If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock,” for more detail). Moreover, our proprietary information, including intellectual property and personal information, could be compromised or misappropriated, our reputation may be adversely affected if these systems or their functionality do not operate as expected and we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

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Computer malware, viruses, ransomware, hacking, phishing attacks and similar disruptions could result in security and privacy breaches and interruption in service, which could harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking and phishing attacks against online networks have become more prevalent and may occur on our systems in the future. Cybersecurity organizations in many countries have published warnings of increased cybersecurity threats to U.S. businesses, and external events, such as the conflict between Russia and Ukraine or between Israel and Hamas, may increase the likelihood of cybersecurity attacks, particularly directed at energy, fueling or infrastructure service providers. Any attempts by cyber attackers to disrupt ChargePoint’s services or systems, if successful, could harm its business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy, subject us to substantial fines, penalties, damages and other liabilities under applicable laws and regulations, lead to a loss of protection of its intellectual property or trade secrets and damage its reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm to our reputation, brand and ability to attract customers.

We have processes and procedures in place designed to enable us to quickly recover from a disaster or catastrophe and continue business operations and have tested this capability under controlled circumstances. We use Amazon AWS (and other server carriers) with 99% uptime. Additionally, all data flowing across AWS Regions over the AWS global network is automatically encrypted at the physical layer before it leaves AWS secured facilities. We do not save any sensitive data such as credit card information or social security numbers. We never ask for social security numbers. Our vendor payments are handled through Stripe, Square, Authorize.net and PayPal. These payment processing services are globally recognized for their state-of-the-art security measures and PCI compliance, including the use end-to-end encryption to store data, adherence to the Payment Card Industry’s strict technical and operational standards around securing credit card data and employing robust controls over how they handle customers’ payments.

We anticipate that the vast majority of payments will be processed through the end-user’s smart-phone app from their personal cell phones. Therefore, the users will strictly control the security of their payment information and may use existing payment options such as Google Pay or Apple Pay to process payments. Even if the end-user manually enters their credit card information, access is restricted to their own phone which is much more secure than a public card swipe. The payment information is then directly transferred to the payment processor; therefore, we never collect nor can we ever see this information.

Although we never collect social security numbers or credit card information, we may ask users to create a user account or ask for personal information. Some of this information may be saved to our database, but providing this information is absolutely optional. This information may include names, addresses, phone numbers, email addresses and vehicle information. However, all this information is optional, and users may use aliases or opt to not provide it.

Despite these efforts to minimize the impact of cybersecurity breaches, there are several factors ranging from human error to data corruption that could materially impact the efficacy of such processes and procedures, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular disaster or catastrophe, especially during peak periods, which could cause additional reputational damages, or loss of revenue, any of which could adversely affect our business and financial results.

We rely on a limited number of vendors for our charging equipment and related support services. A loss of any of these partners would negatively affect our business.

We rely on a limited number of vendors for design, testing and manufacturing of charging equipment which at this stage of the industry is unique to each supplier and thus singularly sourced with respect to components as well as aftermarket maintenance and warranty services. This reliance on a limited number of vendors increases our risks, since we do not currently have proven reliable alternative or replacement vendors beyond these key parties. In the event of production interruptions or supply chain disruptions including but not limited to availability of certain key components such as semiconductors, we may not be able to take advantage of increased production from other sources or develop alternate or secondary vendors without incurring material additional costs and substantial delays. Thus, our business would be adversely affected if one or more of our vendors is impacted by any interruption at a particular location.

As the demand for public fast charging increases, the charging equipment vendors may not be able to dedicate sufficient supply chain, production, or sales channel capacity to keep up with the required pace of charging infrastructure expansion. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers. If we or our suppliers experience a significant increase in demand, or if we need to replace an existing supplier, we may not be able to supplement service or replace them on acceptable terms, which may undermine our ability to install chargers in a timely manner. For example, it may take a significant amount of time to identify a vendor that has the capability and resources to supply and/or service charging equipment in sufficient volume. Identifying and approving suitable vendors could be an extensive process that requires us to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant vendor would have an adverse effect on our business, financial condition and operating results.

Further, should the Biden Administration and Congress require that charging equipment be manufactured in the United States to access federal financial support or secure contracts with the federal government, we will have to source parts from alternative vendors to participate in the covered federal programs.

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Our business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as we expand the scope of such services with other parties.

We do not typically install charging stations at our sites. These installations are typically performed by electrical contractors managed by us. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection and related matters, and typically requires local utility cooperation in design and interconnection request approval and commissioning, as well as various local and other governmental approvals and permits that vary by jurisdiction. In addition, building codes, accessibility requirements, utility interconnect specifications, review, approval or study lead time or regulations may hinder EV charger installation because they end up costing the developer or installer more in order to meet the code requirements. In addition, increased demand for the components necessary to install charging stations could lead to higher installed costs. Meaningful delays or cost overruns caused by our vendor supply chains, contractors, or inability of local utilities and approving agencies to cope with the level of activity may impact our recognition of revenue in certain cases and/or impact our relationships, either of which could impact our business and profitability, pace of growth and prospects.

Working with contractors may require us to obtain licenses or require us or our customers to comply with additional rules, working conditions and other union requirements, which can add costs and complexity to an installation project. If these contractors are unable to provide timely, thorough and quality installation-related services, we could fall behind our construction schedules or cause customers to become dissatisfied with the solutions we offer. As the demand for public fast charging increases and qualification requirements for contractors become more stringent, we may encounter shortages in the number of qualified contractors available to complete all of our desired installations. If we fail to timely pay our contractors, they may file liens against our site hosts’ properties, which we are required to remove.

Our business model is predicated on the presence of qualified and capable electrical and civil contractors and subcontractors in the new markets we intend to enter. There is no guarantee that there will be an adequate supply of such partners. A shortage in the number of qualified contractors may impact the viability of the business plan, increase risks around the quality of works performed and increase costs if outside contractors are brought into a new market.

In addition, our network expansion plan relies on our site development efforts, and our business is exposed to risks associated with receiving site control and access necessary for the construction of the charging station and operation of the charging equipment, electrical interconnection and power supply at identified locations sufficient to host chargers and on a timely basis. We generally do not own the land at the charging sites and rely on the site licenses with hosts that convey the right to build, own, and operate the charging equipment on the site. We may not be able to renew the site licenses or retain site control. The process of establishing or extending site control and access could take longer or become more competitive. As the EV market grows, competition for premium sites may intensify, the power distribution grid may require upgrading, electrical interconnection with local utilities may become competitive, all of which may lead to delays in construction and/or commissioning. As a result, we may be exposed to increased interconnection costs and utility fees, as well as delays, which may slow the growth of our network expansion.

If we are unable to attract and retain key employees and hire qualified management, technical, engineering and sales and business development personnel, our ability to compete and successfully grow our business would be harmed.

Our success depends, in part, on our continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect our business. Competition for employees can be intense and the ability to attract, hire and retain them depends on our ability to provide meaningful work at competitive compensation. We may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so would adversely affect our business, including the execution of our global business strategy.

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Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our solutions.

Our ability to grow our customer base, achieve broader market acceptance, grow revenue, and achieve and sustain profitability will depend, to a significant extent, on our ability to effectively expand our sales and marketing operations and activities. We rely on our business development, sales and marketing teams to obtain new OEM and fleet customers and grow our retail business, and on the technology, site development, and project management personnel to build out and serve new sites. We plan to continue to expand in these functional areas, but we may not be able to recruit and hire a sufficient number of competent personnel with requisite skills, technical expertise and experience, which may adversely affect our ability to expand our sales capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and we may be unable to hire or retain sufficient numbers of qualified individuals. Our ability to achieve significant revenue growth in the future will depend, in large part, on our success in recruiting, training, incentivizing and retaining a sufficient number of qualified personnel attaining desired productivity levels within a reasonable time. Our business will be harmed if investment in personnel related to business development and related company activities does not generate a significant increase in revenue.

We may need to raise additional funds and these funds may not be available when needed or may be available only on unfavorable terms.

We may need to raise additional capital in the future to further scale our business and expand to additional markets. We may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or through grant funding. We cannot be certain that additional funds or incentives will be available on favorable terms when required, or at all, or that we will be able to capture expected grant funding under various existing and new state and local programs in the future. If we cannot raise additional funds when needed, our financial condition, results of operations, business and prospects could be materially and adversely affected. If we raise funds through the issuance of debt securities or through loan arrangements, the terms of which could require significant interest payments, contain covenants that restrict our business, or other unfavorable terms. In addition, to the extent we raise funds through the sale of additional equity securities, our stockholders would experience additional dilution.

Many of our facilities are located in active earthquake zones or in areas susceptible to hurricanes, wildfires and other severe weather events. An earthquake, a wildfire, a major hurricane or other types of disasters or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California or other states, could disrupt and harm our operations and those of our customers.

Many of our facilities are located in California, an active earthquake zone, and Florida and Texas, areas susceptible to hurricanes. The occurrence of a natural disaster such as an earthquake, hurricane, drought, flood, fire (such as the recent extensive wildfires in California, Oregon and Colorado), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in our business, damage or destroy our facilities or inventory, and cause us to incur significant costs, any of which could harm our business, financial condition, and results of operations. The insurance we maintain against fires, earthquakes, hurricanes and other disasters and damage may not be adequate to cover losses in any particular case.

In addition, rolling public safety power shut offs in California or other states can affect throughput and/or user acceptance of EVs, as charging may be unavailable at the desired times, or at all during these events. These shut offs could also affect the ability of fleet operators to charge their EVs, which, for example, could adversely affect transportation schedules or any service level agreements to which either we or the fleet operator may be a party. If these events persist, the demand for EVs could decline, which would result in reduced demand for charging.

Further, severe natural disasters could affect our data centers in a temporal or longer-term fashion which would adversely affect our ability to operate our network.

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Our charging stations are often located in areas that are publicly accessible and may be exposed to vandalism or misuse by customers or other individuals, which would increase our replacement and maintenance costs.

Our public chargers may also be exposed to vandalism or misuse by customers and other individuals, increasing wear and tear of the charging equipment. Such increased wear and tear could shorten the usable lifespan of the chargers and require us to increase our spending on replacement and maintenance costs.

We are dependent upon the availability of electricity at our current and future charging stations. Cost increases, delays and/or other restrictions on the availability of electricity would adversely affect our business and results of operations.

The operation and development of our charging stations is dependent upon the availability of electricity, which is beyond our control. Our charging stations are affected by problems accessing electricity sources, such as planned or unplanned power outages. In recent years, shortages of electricity have resulted in increased costs to users and interruptions in service. In particular, California has experienced rolling blackouts due to excessive demands on the electrical grid or as precautionary measures against the risk of wildfire. In the event of a power outage, we will be dependent on the utility company, and in some cases the site host, to restore power. Any prolonged power outage could adversely affect customer experience and our business and results of operations.

Changes in utility electricity pricing or new and restrictive constructs from regulations applicable to pricing may adversely impact future operating results. For example, some jurisdictions may force us to adopt different pricing constructs such as switching from pricing on a per-minute basis to a per kWh basis, which may intensify competitive pressures. Further, utility rates may change in a way that adversely affects fast charging or in a way that may limit our ability to access certain beneficial rate schedules. In addition, utilities or other regulated entities with monopoly power may receive authority to provide charging services that result in an anti-competitive advantage relative to us and other operators.

Our success depends on our ability to develop and maintain relationships with fleet partners.

There can be no certainty that we will be able to identify and contract with suitable partners. To the extent we do identify such partners, we will need to negotiate the terms of a commercial agreement with such partners. There can be no assurance that we will be able to negotiate commercially-attractive terms with additional fleet partners, if at all.

Our revenue growth will depend in significant part on our ability to increase sales of our products and services to fleet operators including medium- and heavy-duty vehicle fleets and rideshare operators.

Our revenue growth will depend in significant part on our ability to increase sales of our products and services to fleet operators including medium- and heavy-duty vehicle fleets and rideshare operators. The electrification of fleets is an emerging market, and fleet operators may not adopt EVs on a widespread basis, operate on the timelines we anticipate or rely on public and/or private fast charging and our network. In addition to the factors affecting the growth of the EV market generally, transitioning to an EV fleet can be costly and capital intensive, which could result in slower than anticipated adoption. The sales cycle could also be longer for sales to fleet operators with formal procurement processes. Fleet operators may also require significant additional services and support, and if we are unable to provide such services and support, it may adversely affect our ability to attract additional fleet operators as customers. Any failure to attract and retain fleet operators as customers in the future would adversely affect our business and results of operations.

If we fail to offer high-quality support to host sites and drivers or fail to maintain high charger availability and strong user experience, our business and reputation will suffer.

Once Shorepower charging stations are installed, host sites and drivers will rely on us to provide maintenance services to resolve any issues that might arise in the future. Rapid and high-quality customer and equipment support is important so drivers can receive reliable charging for their EVs. The importance of high-quality customer and equipment support will increase as we seek to expand our business and pursue new customers and geographies. If we do not quickly resolve issues and provide effective support, our ability to retain customers or sell additional products and services to existing customers could suffer and our brand and reputation could be harmed.

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Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm our business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions could lead to interruption and delays in our services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on our systems. Any attempts by cyber attackers to disrupt our services or systems, if successful, could harm our business, introduce liability to data subjects, result in the misappropriation of funds, be expensive to remedy and damage our reputation or brand. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Even with the security measures implemented by us, such as managed security services that are designed to detect and protect against cyber-attacks, and any additional measures we may implement or adopt in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism, or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and we may not be able to cause the implementation or enforcement of such preventions with respect to our third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure may, in addition to other losses, harm our reputation, brand and ability to attract customers.

We have previously experienced, and may in the future experience, service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. We rely on carrier networks to support reliable operation, management and maintenance of our charger network, charging session management, and driver authentication, and payment processing depend on reliable connections with wireless communications networks. As a result, our operations depend on a handful of public carriers and are exposed to disruptions related to network outages and other communications issues on the carrier networks. See “— Risks Related to Our Technology, Intellectual Property and Infrastructure — Interruptions, delays in service, communications outages or inability to increase capacity at third-party data center facilities could impair the use or functionality of our subscription services, harm our business and subject us to liability.” If our services are unavailable when users attempt to access them, they may seek other services, which could reduce demand for our solutions from customers.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable us to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable to customers and users. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which would adversely affect our business and financial results.

Growing our customer base depends upon the effective operation of our mobile applications with mobile operating systems, networks and standards that we do not control.

We will be dependent on the interoperability of our mobile applications with popular mobile operating systems that we do not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade our products’ functionality or give preferential treatment to competitive products could adversely affect the usage of our applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that our products work well with a range of mobile technologies, systems, networks and standards that we do not control. We may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with these technologies, systems, networks or standards.

While we to date have not made material acquisitions, should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our own business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities or securities convertible into equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. To date, we have no experience with material acquisitions and the integration of acquired assets, businesses and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations.

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Risks Related to the EV Market

Changes to fuel economy standards or the success of alternative fuels may negatively impact the EV market and thus the demand for our products and services.

As regulatory initiatives have required an increase in the mileage capabilities of cars and consumption of renewable transportation fuels, such as ethanol and biodiesel, consumer acceptance of EVs and other alternative vehicles has been increasing. However, the EV fueling model is different from gasoline and other fuel models, requiring behavior changes and education of businesses, consumers, regulatory bodies, local utilities, and other stakeholders. Further developments in, and improvements in affordability of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed natural gas, proliferation of hybrid powertrains involving such alternative fuels, or improvements in the fuel economy of the ICE vehicles, whether as the result of regulation or otherwise, may materially and adversely affect demand for EVs and EV charging stations in some market verticals. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. Local jurisdictions may also impose restrictions on urban driving due to congestion, which may prioritize and accelerate micromobility trends and slow EV adoption growth. Finally, the currently-paused litigation between the state of California and the National Highway Transit Safety Administration (“NHTSA”) could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, which are followed by many other states, should the Biden Administration not substantially modify NHTSA and EPA’s current rules on preemption in its pending reconsideration of these rules. If any of the above cause or contribute to automakers reducing the availability of EV models or cause or contribute to consumers or businesses to no longer purchase EVs or purchase fewer of them, it would materially and adversely affect our business, operating results, financial condition and prospects.

The rideshare and commercial fleets may not electrify as quickly as expected and may not rely on public fast charging or on our network as much as expected. Future demand for EVs from the medium and heavy duty vehicle segment may not develop as anticipated or take longer to develop than expected.

The EV market is in the early stages of development and the medium- and heavy-duty vehicle segments, often particularly exposed to economic cycles, may not electrify as expected. The medium- and heavy-duty vehicle fleets that lend themselves well to electrification via EV powertrains are often linked to municipal and commercial budgets and may take longer to electrify as a result of budget or business constraints and administrative approvals. The mix of zero and low emission powertrains in certain vehicle classes and use cases in the medium- and heavy-duty sector may evolve less favorably for EV solutions due to future development of technologies and policy incentives that may favor existing diesel fuel, hybrid, natural gas or hydrogen fuel cell drivetrains. Medium- and heavy-duty vehicle OEMs may choose not to manufacture EVs in sufficient quantities or at all.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could adversely affect our financial results.

The U.S. federal government and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits, and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits, and other financial incentives to significantly lower the effective price of EVs and EV charging stations. However, these incentives may expire on a particular date, end when the allocated funding is exhausted, or be reduced or terminated as a matter of regulatory or legislative policy. In particular, we have benefitted from the availability of federal tax credits under Section 30C of the Code, which effectively subsidize the cost of placing in service our charging stations. There can be no assurance that the credits under Section 30C of the Code will be extended, or if extended, will not be otherwise reduced. Any reduction in rebates, tax credits or other financial incentives, including the credit under Section 30C of the Code, could negatively affect the EV market and adversely impact our business operations and expansion potential. In addition, there is no assurance we will have the necessary tax attributes to utilize any such credits and may not be able to monetize them given the nascent state of the market for such credits or be able to monetize such credits on favorable terms. New tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of our stations. Furthermore, new tariffs and policy incentives could be put in place by the Biden Administration that favor equipment manufactured by or assembled at American factories, which may put some of our equipment or component vendors at a competitive disadvantage, including by increasing the cost or delaying the availability of charging equipment and components, by challenging or eliminating our ability to apply or qualify for grants and other government incentives, or by disqualifying us from the ability to compete for certain charging infrastructure buildout solicitations and programs, including those initiated by federal government agencies.

If we are not eligible for grants or other incentives under such programs, while our competitors are, it may adversely affect our competitiveness or results of operation.

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Risks Related to Our Technology, Intellectual Property and Infrastructure

We may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and our business could be adversely affected.

From time to time, the holders of intellectual property rights may assert their rights and urge us to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that we will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, we may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase our operating expenses. In addition, if we are determined to have or believe there is a high likelihood that we have infringed upon or misappropriated a third party’s intellectual property rights, we may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services we offer, to pay substantial damages and/or royalties, to redesign our products and services, and/or to establish and maintain alternative branding. In addition, to the extent that our customers and business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to our products and services, we may be required to indemnify such customers and business partners. The scope of these indemnity obligations varies, but may, in some instances, include indemnification for damages and expenses, including attorneys’ fees. Even if we are not a party to any litigation between a customer or business partner and a third party relating to infringement by our products, an adverse outcome in any such litigation could make it more difficult for us to defend our products against intellectual property infringement claims in any subsequent litigation in which we are a named party. If we were required to take one or more such actions, our business, prospects, brand, operating results and financial condition could be materially and adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity, reputational harm and diversion of resources and management attention.

Our business may be adversely affected if we are unable to protect our technology and intellectual property from unauthorized use by third parties.

Our success depends, at least in part, on our ability to protect our core technology and intellectual property. To accomplish this, we rely on, and plan to continue relying on, a combination of trade secrets (including know-how), employee and third-party nondisclosure agreements, copyright, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, our technology. Failure to adequately protect our technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in revenue which would adversely affect our business, prospects, financial condition and operating results.

The measures we take to protect our technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

●	patent applications we submit may not result in the issuance of any patents;

●	the scope of any issued patents that may result from patent applications may not be broad enough to protect proprietary rights;

●	the costs associated with enforcing patents, trademarks, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable;

●	current and future competitors may circumvent patents or independently develop similar inventions, trade secrets or works of authorship, such as software;

●	know-how and other proprietary information we purport to hold as a trade secret may not qualify as a trade secret under applicable laws; and

●	proprietary designs and technology embodied in our products may be discoverable by third parties through means that do not constitute violations of applicable laws.

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Intellectual property and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of our intellectual property in foreign jurisdictions may be costly, difficult or even impossible. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States.

Any issued patent which may result from the pending patent application may come to be considered “standards essential.” If this is the case, we may be required to license certain technology on “fair, reasonable and non-discriminatory” terms, decreasing revenue. Further, competitors, vendors, or customers may, in certain instances, be free to create variations or derivative works of our technology and intellectual property, and those derivative works may become directly competitive with our offerings. Finally, we may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by our vendors in connection with design and manufacture of our products, thereby jeopardizing our ability to obtain a competitive advantage over our competitors.

The current lack of industry standards may lead to uncertainty, additional competition and further unexpected costs.

The EV industry is new and evolving as are the standards governing EV charging which have not had the benefit of time-tested use cases. These immature industry standards could result in future incompatibilities and issues that could require significant resources and or time to remedy. Utilities and other large market participants also mandate their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction.

In addition, automobile manufacturers, such as Tesla, may choose to develop and promulgate their own proprietary charging standards and systems, which could lock out competition for EV charging stations, or to use their size and market position to influence the market, which could limit our market and reach to customers, negatively impacting our business.

Further, should regulatory bodies later impose a standard that is not compatible with our infrastructure or products, we may incur significant costs to adapt our business model to the new regulatory standard, which may require significant time and expense and, as a result, may have a material adverse effect on our revenues or results of operations.

Our technology could have undetected defects, errors or bugs in hardware or software which could reduce market adoption, damage our reputation with current or prospective customers, and/or expose us to product liability and other claims that could materially and adversely affect our business.

We may be subject to claims that charging stations have malfunctioned and persons were injured or purported to be injured due to latent defects. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. Any of these events could adversely affect our brand, reputation, operating results or financial condition.

Our software platform is complex and includes a number of licensed third-party commercial and open-source software libraries. Our software may contain latent defects or errors that may be difficult to detect and remediate. We are continuing to evolve the features and functionality of our platform through updates and enhancements, and as we do, we may introduce additional defects or errors that may not be detected until after deployment to customers. In addition, if our products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

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Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business and results of operations:

●	expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

●	loss of existing or potential customers or partners;

●	interruptions or delays in sales;

●	equipment replacements;

●	delayed or lost revenue;

●	delay or failure to attain market acceptance;

●	delay in the development or release of new functionality or improvements;

●	negative publicity and reputational harm;

●	sales credits or refunds;

●	exposure of confidential or proprietary information;

●	diversion of development and customer service resources;

●	breach of warranty claims;

●	legal claims under applicable laws, rules and regulations; and

●	the expense and risk of litigation.

We also face the risk that any contractual protections we seek to include in our agreements with customers are rejected, not implemented uniformly or may not fully or effectively protect from claims by customers, reseller, business partners or other third parties. In addition, any insurance coverage or indemnification obligations of suppliers for our benefit may not adequately cover all such claims or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, operating results, and financial condition. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Interruptions, delays in service, communications outages or inability to increase capacity at third-party data center facilities could impair the use or functionality of our subscription services, harm our business and subject us to liability.

We currently serve customers from third-party data center facilities operated by Amazon Web Services and Google as well as others. All our services are housed in third-party data centers operated in the United States. Any outage or failure of such data centers could negatively affect our product connectivity and performance. Our primary environments are operated by Google and Amazon, and any interruptions of these primary and backup data centers could negatively affect our product connectivity and performance. Furthermore, we depend on connectivity from our charging stations to our data centers through cellular service and virtual private networking providers, such as AT&T and Verizon. Any incident affecting a data center facility’s or cellular and/or virtual private networking services provider’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of our services.

Any damage to, or failure of, our systems, or those of our third-party providers, could interrupt or hinder the use or functionality of our services. Impairment of or interruptions in our services may reduce revenue, subject us to claims and litigation, cause customers to terminate their subscriptions, and adversely affect renewal rates and our ability to attract new customers. Our business will also be harmed if customers and potential customers believe our products and services are unreliable.

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The EV charging market is characterized by rapid technological change, which requires us to continue to develop new products and product innovations. Any delays in such development could adversely affect market adoption of our products and financial results.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, continuing and increasing reliance on EV charging infrastructure and/or the use of our products and services. Our future success will depend in part upon our ability to develop and introduce a variety of new capabilities and innovations to our existing product offerings, as well as introduce a variety of new product offerings to address the changing needs of the EV charging market.

As EV technologies change, we may need to upgrade or adapt our charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery technology, which could involve substantial costs. Even if we are able to keep pace with changes in technology and develop new products and services, our research and development expenses could increase, our gross margins could be adversely affected in some periods and our prior products could become obsolete more quickly than expected.

We cannot guarantee that any new products will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new products that meet customer requirements could damage our relationships with customers and lead them to seek alternative products or services. Delays in introducing products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential customers to use our competitors’ products or services.

If we are unable to devote adequate resources to develop products or cannot otherwise successfully develop products or services that meet customer requirements on a timely basis or that remain competitive with technological alternatives, our products and services could lose market share, our revenue will decline, we may experience higher operating losses and our business and prospects will be adversely affected.

We expect to incur research and development costs and devote significant resources to developing new products, which could significantly reduce our profitability and may never result in revenue to us.

Our future growth depends on penetrating new markets, adapting existing products to new applications and customer requirements, and introducing new products that achieve market acceptance. We plan to incur significant research and development costs in the future as part of our efforts to design, develop, manufacture and introduce new products and enhance existing products. Further, our research and development program may not produce successful results, and our new products may not achieve market acceptance, create additional revenue or become profitable.

We may be unable to leverage customer data in all geographic locations, and this limitation may impact research and development operations.

We rely on data collected through charging stations or our mobile technologies. We use this data in connection with the research, development and analysis of our technologies, creating and delivering value-add customer services, and in assessing future charger locations as well as charging station capacities. Our inability to obtain necessary rights to use this data or freely transfer this data could result in delays or otherwise negatively impact our research and development and expansion efforts and limit our ability to derive revenues from value-add customer services. For instance, consumer privacy regulations may limit our ability to make intelligent, data driven business decisions, marketing strategy or provide microtargeting based offerings to EV drivers.

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Financial, Tax and Accounting-Related Risks

Our financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause our results for a particular period to fall below expectations, resulting in a decline in the price of our common stock.

Our financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond our control.

In addition to the other risks described herein, the following factors could also cause our financial condition and results of operations to fluctuate on a quarterly basis:

●	the timing and volume of new sales;

●	fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations, changes in utility tariffs affecting costs of electricity, increases in property taxes and expenses related to permits, changes in dynamics with site-host partners that may result in higher site-license fees and unexpected increases in third-party software costs;

●	the timing of new charger installations and new product rollouts;

●	weaker than anticipated demand for DC fast charging, whether due to changes in government incentives and policies or due to other conditions;

●	fluctuations in sales and marketing, business development or research and development expenses;

●	supply chain interruptions and manufacturing or delivery delays;

●	the timing and availability of new products relative to customers’ and investors’ expectations;

●	the length of the installation cycle for a particular location or market;

●	disruptions in sales, production, service or other business activities or our inability to attract and retain qualified personnel;

●	the impact of COVID-19 on our workforce, or those of our customers, suppliers, vendors or business partners;

●	unanticipated changes in federal, state, local, or foreign government incentive programs, which can affect demand for EVs and charging stations;

●	the potential adoption of time-of-day or time-of-use rates by local utilities, which may reduce our margins; and

●	seasonal fluctuations in driving patterns.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the common stock.

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If we fail to maintain an effective system of internal control over financial reporting, this may result in material misstatements of our consolidated financial statements or cause us to fail to meet our periodic reporting obligations.

As a public company, we are required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Merger. If we are not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, we may not be able to assess whether our internal control over financial reporting is effective, which may subject us to adverse regulatory consequences and could harm investor confidence.

In order to maintain and improve the effectiveness of our internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.

Our significant increased expenses and administrative burdens as a public company could have an adverse effect on our business, financial condition and results of operations.

We will face increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase our costs and make certain activities more time-consuming. A number of those requirements require it to carry out activities we have not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or additional material weaknesses in the internal control over financial reporting), we could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, we will purchase director and officer liability insurance, which has substantial additional premiums. The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Risks Related to Legal Matters and Regulations

Privacy concerns and laws, or other regulations, may adversely affect our business.

State and local governments and agencies in the jurisdictions in which we operate, and in which customers operate, have adopted, are considering adopting, or may adopt laws and regulations regarding the collection, use, storage, processing, and disclosure of information regarding consumers and other individuals, which could impact our ability to offer services in certain jurisdictions. Laws and regulations relating to the collection, use, disclosure, security, and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction. The costs of compliance with, and other burdens imposed by, laws, regulations, standards, and other obligations relating to privacy, data protection, and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards, and other obligations may limit the use and adoption of our products and services, reduce overall demand, lead to regulatory investigations, litigation, and significant fines, penalties, or liabilities for actual or alleged noncompliance, or slow the pace at which we close sales transactions, any of which could harm our business. Moreover, if we or any of our employees or contractors fail or are believed to fail to adhere to appropriate practices regarding customers’ data, it may damage our reputation and brand.

Additionally, existing laws, regulations, standards, and other obligations may be interpreted in new and differing manners in the future and may be inconsistent among jurisdictions. Future laws, regulations, standards, and other obligations, and changes in the interpretation of existing laws, regulations, standards, and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure, and transfer for us and our customers. Further, California adopted the California Consumer Privacy Protection Act (“CCPA”) and the California State Attorney General has begun enforcement actions. Further, on November 3, 2020, California voters approved the California Privacy Rights Act (“CPRA”). Although we initiated a compliance program designed to comply with CCPA after consulting with outside privacy counsel, we remain exposed to ongoing legal risks related to the CCPA and the expansion of the CCPA under the CPRA, which becomes effective January 1, 2023. The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection, and information security that are applicable to the businesses of customers may adversely affect ability and willingness to process, handle, store, use, and transmit certain types of information, such as demographic and other personal information.

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In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Customers may expect that we will meet voluntary certifications or adhere to other standards established by them or third parties. If we are unable to maintain these certifications or meet these standards, it could reduce demand for our solutions and adversely affect our business.

Existing and future environmental health and safety laws and regulations could result in increased compliance costs or additional operating costs or construction costs and restrictions. Failure to comply with such laws and regulations may result in substantial fines or other limitations that may adversely impact our financial results or results of operation.

We and our operations, as well as those of our contractors, suppliers and customers, are subject to certain environmental laws and regulations, including laws related to the use, handling, storage, transportation and disposal of hazardous substances and wastes as well as electronic wastes and hardware, whether hazardous or not. These laws may require us or others in our value chain to obtain permits and comply with procedures that impose various restrictions and obligations that may have material effects on our operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for our operations or on a timeline that meets our commercial obligations, it may adversely impact our business.

Environmental and health and safety laws and regulations can be complex and may be subject to change, such as through new requirements enacted at the supranational, national, sub-national, and/or local level or new or modified regulations that may be implemented under existing law. The nature and extent of any changes in these laws, rules, regulations and permits may be unpredictable and may have material effects on our business. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste, or batteries, could cause additional expenditures, restrictions and delays in connection with our operations as well as other future projects, the extent of which cannot be predicted. For instance, California may adopt more stringent regulation for DC fast charging by 2024. Additionally, we could be regulated as a retail electric service provider in the future.

Further, we currently rely on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes. Any failure to properly handle or dispose of wastes, regardless of whether such failure is ours or our contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and state analogs, under which liability may be imposed without regard to fault or degree of contribution for the investigation and clean-up of contaminated sites, as well as impacts to human health and damages to natural resources. We may also generate or dispose of solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”), and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of our charging stations may be excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, we may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or our ability to qualify the materials we use for exclusions under such laws and regulations, could adversely affect our operating expenses. Additionally, we may not be able to secure contracts with third parties to continue their key supply chain and disposal services for our business, which may result in increased costs for compliance with environmental laws and regulations.

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Risks Related to our Securities

The warrants are being accounted for as a warrant liability and are being recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

As described in our financial statements included in this prospectus, we are accounting for our issued and outstanding warrants as a warrant liability and are recording that liability at fair value upon issuance and are recording any subsequent changes in fair value as of the end of each period for which earnings are reported. The impact of changes in fair value on earnings may have an adverse effect on our balance sheet and statement of operations or the market price of the Common stock.

Concentration of ownership among our existing executive officers, directors and their affiliates may prevent new investors from influencing significant corporate decisions.

We currently have only one executive officer and director, Jeff Kim, who after this offering will have approximately 83.25% of the voting power of the issued and outstanding shares of our capital stock. As a result, Mr. Kim is able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors, any amendment of the certificate of incorporation and approval of significant corporate transactions. This control could have the effect of delaying or preventing a change of control or changes in management and will make the approval of certain transactions difficult or impossible without

Mr. Kim’s support. In addition, under the terms of Mr, Kim’s employment agreement with the Company as the sole member of the Board of Directors of the Company Mr. Kim has sole control and decision-making power regarding his salary.

The Company has never paid cash dividends on its capital stock and does not anticipate paying dividends in the foreseeable future.

We have never paid cash dividends on our capital stock and currently intend to retain any future earnings to fund the growth of our business. Any determination to pay dividends in the future will be at the discretion of the board of directors and will depend on financial condition, operating results, capital requirements, general business conditions and other factors that the board may deem relevant. As a result, capital appreciation, if any, of common stock will be the sole source of gain for the foreseeable future.

Our stock price will be volatile, and you may not be able to sell shares at or above the price at which shares of our common stock in this registration statement are purchased.

The trading price of our common stock and warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

●	actual or anticipated fluctuations in operating results;

●	failure to meet or exceed financial estimates and projections of the investment community or that we provide to the public;

●	issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

●	announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

●	operating and share price performance of other companies in the industry or related markets;

●	the timing and magnitude of investments in the growth of our business;

●	actual or anticipated changes in laws and regulations;

●	additions or departures of key management or other personnel;

●	increased labor costs;

●	disputes or other developments related to intellectual property or other proprietary rights, including litigation;

●	the ability to market new and enhanced solutions on a timely basis;

●	sales of substantial amounts of our common stock by the Board, executive officers or significant stockholders or the perception that such sales could occur;

●	changes in capital structure, including future issuances of securities or the incurrence of debt; and

●	general economic, political and market conditions.

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In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of our common stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our reputation and adversely impact the trading price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. There exist material weaknesses in our internal controls as of May 31, 2023, identified below.  If we cannot provide reliable financial reports or prevent fraud, we may not be able to manage our business as effectively as we would if an effective control environment existed, and our business and reputation with investors may be harmed. With each prospective acquisition we may make we will conduct whatever due diligence is necessary or prudent to assure us that the acquisition target can comply with the internal control requirements of the Sarbanes-Oxley Act. Notwithstanding our diligence, certain internal control deficiencies may not be detected at acquired entities. As a result, any internal control deficiencies may adversely affect our financial condition, results of operations, and access to capital.

A material weakness is a deficiency, or a combination of deficiencies, in internal financial controls such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. We continue to evaluate steps to remediate our material weaknesses. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain effective internal controls could adversely impact our ability to report our financial position and results from operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Ineffective internal controls could also cause investors to lose confidence in our reported financial information which could have a negative effect on the trading price of our stock.

The material weaknesses we identified in our internal controls were:

(i) we did not maintain financial close process and procedures that were adequately designed, documented and executed to support the accurate and timely reporting of our financial results. As a result, we made a number of manual post-close adjustments necessary in order to prepare the financial statements included in this registration statement; and

(ii) we did not maintain effective controls to provide reasonable assurance that accounts were complete and accurate and agreed to detailed support, and that account reconciliations were properly performed, reviewed and approved. While these activities should be performed in the ordinary course of our preparing our financial statements, we instead needed to undertake significant efforts to complete reconciliations and investigate items identified in those reconciliations during the course of our financial statement audit.

We have begun taking steps and plan to take additional measures to remediate the underlying causes of the material weakness, primarily through the development and implementation of formal policies, improved processes and documented procedures, as well as engaging an outside CPA to assist with this process and, when our finances allow that we expect to occur in the near future, the hiring of additional finance personnel.

We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.

The market price of our common stock could be adversely affected by sales of substantial amounts of our common stock in the public or private markets or the perception in the public markets that these sales may occur.

As of November 1, 2023, we have 48,478,678 shares of our common stock issued and outstanding. In addition, we have agreed to register under the terms of this registration statement the shares of common stock and warrants to purchase shares of our common stock and warrants. We cannot predict the size of future issuances of common stock or securities convertible into common stock or the effect, if any, that future issuances or sales of shares of common stock will have on the market price of common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of common stock.

Because we have no current plans to pay cash dividends on common stock for the foreseeable future, you may not receive any return on investment unless you sell common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in common stock unless you sell common stock for a price greater than that which you paid for it.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on us. If no securities or industry analysts commence coverage of us, our share price and trading volume would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our shares of common stock would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholders in this offering. We may receive proceeds from warrants exercised by the Selling Stockholders. We may receive up to $2,750,000 from the exercise of warrants by the Selling Stockholders. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use the net proceeds from the exercise of warrants from the Selling Stockholders for acquisitions, joint ventures, technology costs and general corporate purposes. See “Management’s Discussion and Analysis of Financial Condition and Results of Operation-Pursue Strategic Acquisitions”.

The aggregate proceeds to the Selling Stockholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Stockholders. However, we would receive up to approximately $2,750,000 in gross proceeds upon the cash exercise of the warrants issued to the Selling Stockholders if they were exercised in full. The exercise price of our warrants is $0.25, which is above the current$0.20 trading price of our common stock. To receive the proceeds from the exercise of the warrants, our stock price would need to increase.

The following table illustrates the amount of net proceeds we will receive on the exercise of warrants by the Selling Stockholders totaling $2,750,000. It is possible that we may not raise the entire $2,750,000 through this prospectus. In such case, we will reallocate our use of proceeds as the Board of Directors deems to be in the best interests of the Company to effectuate our business plan. The intended use of proceeds are as follows:

	100%	75%	50%	25%
Gross Offering Proceeds	$2,750,000	$2,062,500	$1,375,000	$687,500
Offering Costs(1)	$200,000	$200,000	$200,000	$200,000
Use of Net Proceeds:
Acquisitions	$500,000	375,000	250,000	125,000
Technology Costs(2)	$600,000	450,000	300,000	150,000
Working Capital(3)	$300,000	225,000	150,000	75,000
Debt Reduction	$500,000	375,000	250,000	125,000
Charging Station Installation/Upgrades	650,000	487,500	325,000	162,500

(1)	We expect to spend approximately $200,000 in expenses relating to this offering, including legal, accounting, printing and other miscellaneous costs.

(2)	Technology costs include the costs or hiring additional developers to further the development of our suite of products.

(3)	We use working capital to pay for miscellaneous and general operating expenses, as well as legal and accounting fees.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of our proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause us to modify the above-described allocation of proceeds. Our use of proceeds may vary significantly in the event any of our assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

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MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock as of November 1, 2023, is quoted on the OTC Pink market under the symbol SPEV. As of November 1, 2023, there were 733 holders of record of our common stock.

The last reported sales price of our common stock on the OTC Pink market on November 2, 2023, was $0.10 per share.

Dividend Policy

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by the Selling Stockholders. We do not know how long the selling stockholder will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares of our common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the Selling Stockholders as of November 1, 2023. The percentages of shares owned before and after the offering are based on 48,478,678 shares of common stock outstanding and 59,478,678 shares of common stock, respectively, which includes the 48,478,678 shares of common stock outstanding as of November 1, 2023, and the 25,817,272 shares of common stock offered by this prospectus, including the shares of common stock underlying the warrants. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders. solely on information supplied to us by the Selling Stockholders and assumes the sale of all the shares offered hereby. Other than as described in the footnotes below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities, or are broker-dealers or affiliates of a broker-dealer. Information concerning the Selling Stockholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

,

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

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Selling Stockholder(15)	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold Pursuant to This Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(2)	Percentage of Common Stock Owned After the Offering(2)
EROP Enterprises LLC(3)	5,399,146	3,200,000	3,799,146	6.38%
Avenal Financial, LLC(4)	450,000	450,000	0	0%
Clearview Consulting, LLC(5)	2,323,700	2,323,700	0	0%
Sky Direct LLC(6)	4,000,000	4,000,000	0	0%
Sidney J. & Gloria D. Lorio	4,000,000	4,000,000	0	0%
Greenberg Equity Investments, LLC(7)	2,400,000	2,400,000	0	0%
Inflection Partners, LLC(8)	1,043,572	1,043,572	0	0%
Korr Value(9)	2,000,000	2,000,000	0	0%
Gordon Holmes(10)	1,600,000	1,600,000	0	0%
Proactive Capital Partners(11)	1,600,000	1,600,000	0	0%
Axiom Financial Inc.(12)	800,000	800,000	0	0%
Orion 4, LLC(13)	800,000	800,000	0	0%
Patrick Lee(14)	400,000	400,000	0	0%
Kenneth Jillson(15)	400,000	400,000	0	0%
Charles & Michelle Day(16)	400,000	400,000	0	0%
Ricardo Singson(17)	400,000	400,000	0	0%

(1)	Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in these footnotes.

(2)	Represents the amount and percentage of shares in the event all of the registered securities are sold during the offering.

(3)	EROP Enterprises LLC is managed by Vince Sbarra who has sole voting and dispositive power over the shares held EROP Enterprises LLC. EROP was issued 1,600,000 two year warrants exercisable at $ .25 that are being registered in this offering. The business address of this stockholder is 3000 Millcreek Avenue, Suite 375, Alpharetta, Georgia 30022.

(4)	Avenal Financial Group is managed by Michael Pruitt who has sole voting and dispositive power over the shares. The address of Avenal Financial is 7529 Red Oak Lane, Charlotte, NC 28226.

(5)	Clearview Consulting, LLC is managed by Lisa Mannion who has sole voting and investment power over the shares. The address of Clearview Consulting, LLC is 4047 St Georges Ct, Duluth GA 30096.

(6)	Sky Direct, LLC is managed by Steve Apolant who has sole voting and dispositive power over the shares. Sky Direct was issued 2,000,000 two year warrants exercisable at $ .25 that are being registered in this offering. The address of Sky Direct is 98 Cutter Mill Road, Suite 4415, Great Neck, JY 11021.

(7)	Greenberg Equity Investments, LLC is managed by Tricia Robertson, who has sole voting and dispositive power over the shares. Greenberg Equity was issued 1,200,000 two year warrants exercisable at $ .25 that are being registered in this offering. The address of Greenberg Equity Investments is 3590 South 42nd Street, Grand Fork, ND 58201.

(8)	Inflection Partners LLC is managed by Eric Dusansky who has sole voting and dispositive power over the shares. The address of Inflection Partners LLC is 1741 Coliseum Street, New Orleans LA 70130.

(9)	Korr Value is managed by Kenneth Orr who has sole voting and dispositive power over the shares. Korr value was issued 1,000,000 two year warrants exercisable at $ .25 that are being registered in this offering. The address of Korr Value is 1400 Old Country Road, Suite 306, Westbury, NY 11590.

(10)	Gordon Holmes was issued 800,000 two year warrants exercisable at $.25 being registered in this offering.

(11)	Proactive Capital Partners is managed by Jeff Ranson who has solve voting and dispositive power over the shares. Proactive Capital was issued 800,000 two year warrants exercisable at $.25 that are being registered in this offering. The address of Proactive Capital Partners is 150 East 58th Street, 16th Floor, New York, NY 10155.

(12)	Axiom Financial Inc. is managed by Darren Bankston who has sole voting and dispositive power over the shares. Axiom was issued 400,000 two year warrants exercisable at $.25 being registered in this offering. The address of Axiom Financial Inc. is 327 Dahlonega Street, Suite 1701B, Cumming, GA 30040.

(13)	Orion 4, LLC is managed by Michael Khorassani who has sole voting and dispositive power over the shares. Orion 4 was issued 400,000 two year warrants exercisable at $.25 being registered in this offering. The address of Orion 4, LLC is 6 Marwood Road North, Port Washington, NY 11050.

(14)	Patrick Lee was issued 200,000 two year warrants exercisable at $.25 being registered in this offering.

(15)	Kenneth Jillson was issued 200,000 two year warrants exercisable at $.25 being registered in this offering.

(16)	Charles and Michelle Day were issued 200,000 two year warrants exercisable at $.25 being registered in this offering.

(17)	Ricardo Singson was issued 200,000 two year warrants exercisable at $.25 being registered in this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

General

Our executive offices are located at 5291 NE Elam Young Pkwy., Suite 160, Hillsboro, OR 97124, telephone (503) 892-7345. Our corporate website address is www.shorepower.com.

Overview

Following our merger with The United States Basketball League, Inc. on April 13, 2023, we applied to FINRA for a new symbol to reflect our filing with the Delaware Secretary of State to change our name from The United States Basketball League, Inc. to Shorepower Technologies, Inc. that was published in the Daily Record on June 16,2023, changed our symbol to SPEV and adopted the business of Shorepower Technologies.

Year Ended February 28, 2023, Compared to the Year Ended February 28, 2022

Revenue

We recognized consulting revenue of $0 for the year ended February 28, 2023, compared to $5,000 for the year ended February 28, 2022.

Professional Fees

For the year ended February 28, 2023, we incurred $131,300 of professional fees compared to $31,551 for the year ended February 28, 2022, an increase of $99,749 or 316.2%. Professional fees generally consist of audit, legal, accounting and transfer agent fees. The increase in the current year is due to an increase in legal, audit and transfer agent fees.

General and Administrative Expense

For the year ended February 28, 2023, we incurred $263,505 of general and administrative expenses compared to $229,484 for the year ended February 28, 2022, an increase of $34,021 or 14.8%. The increase in the current period is primarily the result of stock compensation of $183,042 and other fees related to our SEC filings.

Officer Compensation

For the year ended February 28, 2023, we incurred $135,000 of director compensation expense compared to $0 for the year ended February 28, 2022. During the current year we issued 500,000 shares of common stock for total non-cash stock compensation of $135,000.

Director Compensation

For the year ended February 28, 2023, we incurred $67,500 of director compensation expense compared to $48,000 for the year ended February 28, 2022. During the current year we issued 250,000 shares of our common stock for total non-cash stock compensation of $67,500. During the prior year we issued common stock to two of our directors for total non-cash stock compensation of $48,000.

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Other Income/Expense

During the year ended February 28, 2023, we had no other income or expense. During the year ended February 28, 2022, we recognized a gain of forgiveness of debt of $55,270 (Note 5), related party loss on conversion of debt of $127,480 (Note 4), an expense of $1,699,145 related to the conversion of preferred stock and $2,000 of other income.

Net Loss

For the year ended February 28, 2023, we had a net loss of $597,305 compared to $2,073,390 for the year ended February 28, 2022, which includes the following non-cash transactions: a gain of forgiveness of debt of $55,270, a loss on conversion of debt of $127,480 and an expense of $1,699,145 related to the conversion of preferred stock. Our decrease in net loss is largely attributed to our decrease in other expense from the prior year.

Liquidity and Capital Resources

Operating Activities

For the year ended February 28, 2023, we used $160,670 in operating activities compared to $117,989 for the year ended February 28, 2022.

Financing Activities

During the year ended February 28, 2023, we received $660,000 from the sale of our common stock. During the year ended February 28, 2022, we received $240,000 from the sale of our common stock. We received a cash advance from our CEO of $3,000, $28,870 from another related party and $29,800 from members of the prior management. We also received $3,581 from another party to assist with general operating expenses.

For the three months ended May 31, 2023 compared to the three months ended May 31, 2022

Revenue and Cost of Revenue

We had total revenue of $10,299 (net of $1,523 revenue share) and $3,043 for the three months ended May 31, 2023 and 2022, respectively, an increase of $7,256 or 238.4%. We had cost of revenue of $10,886 and $10,695, respectively, for gross margin of ($587) and ($7,652), respectively. Power usage revenue increased from $2,187 in 2022 to $3,943 in 2023, primarily due to getting more stations online with the new control system hardware and a sale of charging station equipment.

Professional Fees

For the three months ended May 31, 2023, the company incurred $14,135 of professional fees compared to $4,656 for the three months ended May 31, 2022, an increase of $9,479 or 203.6%. Professional fees generally consist of audit, legal and accounting fees. In the current period we had an increase in all fees as a result of the merger and the required fees of being a public company.

General and Administrative Expense

For the three months ended May 31, 2023, the company incurred $54,311 of general and administrative expense (“G&A”) compared to $12,032 for the three months ended May 31, 2022, an increase of $42,279 or 351.4%. In the current period we had an increase of insurance expense of ~$7,800, transfer agent fees of ~$8,500, licenses and fees of approximately $6,000 and other expenses associated with an SEC company of approximately $7,000.

Officer Compensation

For the three months ended May 31, 2023 and 2022, we had officer compensation expense of $30,000 and $31,200, respectively.

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Other Income/Expense

For the three months ended May 31, 2023 and 2022, we had total other expenses of $16,052 and $46,063, respectively. In the current period we recognized $16,092 of interest expense, offset with $40 of other income. In the prior period we recognized a loss on impairment of $46,063.

Net Loss

For the three months ended May 31, 2023, we had a net loss of $115,085 compared to $101,603 for the three months ended May 31, 2022, an increase of $13,482 or 13.3%. We had an increase in our net loss primarily due to the increase in G&A and professional fee expenses.

Liquidity and Capital Resources

Operating Activities

For the three months ended May 31, 2023, the company used $121,953 of cash in operating activities compared to $97,387 for the three months ended May 31, 2022.

Financing Activities

During the three months ended May 31, 2023 and 2022, we repaid $28,000 and $3,000 of related party loans, respectively.

Shurepower, LLC Year Ended December 31, 2021 Compared To The Year Ended December 31, 2020

Revenue and Cost of Revenue

We had revenue of $206,614 and $324,214 during the years ended December 31, 2021 and 2020, respectively, a decrease of $117,600 or 36.3%. We had cost of revenue of $1,468 and $159,7521, respectively, for gross profit of $205,146 and $164,496, respectively. The majority of revenue was derived from deferred revenue received from the Climate Trust for CO2 offsets in the amount of $437,647 of which $175,059 and $262,588 were recognized in 2021 and 2020, respectively. The CO2 offset purchases were all recognized as a cost of revenues in 2020 for $139,000; this is the reason for higher cost of revenues in 2020. Power usage revenues increased from $6,820 in 2020 to $10,551 in 2021, primarily due to bringing more stations back online with the updated control system.

General and Administrative Expense

For the year ended December 31, 2021 and 2020, we had general and administrative expenses (“G&A”) of $227,457 and $248,818, respectively, a decrease of $21,361 or 8.6%. Our largest expense was wage expense for our President of $124,800, in each year. In addition, professional fees decreased $4,887, from $21,634 in 2020, to $16,747 in 2021 and utilities and internet expense decreased $6,264, from $47,563 in 2020, to $41,300 in 2021, by moving to the newer cellular based site-controllers that does not require a more expensive broadband Internet connection.

Other Income and Expenses

For the year ended December 31, 2021, we had total other income of $951 compared to total other expense of $107 for the year ended December 31, 2020. In the current year we recognized $8,063 of interest expense and $9,014 of other income. In the prior year we recognized $6,482 of interest expense and a gain on loan forgiveness of $6,375.

Net Loss

Net loss for the year ended December 31, 2021 and 2020, was $21,360 and $84,432, respectively. Our net loss decreased due to the increase of our gross profit and the decrease in G&A expense.

Liquidity and Capital Resources

Cash Flow from Operating Activities

During the year ended December 31, 2021, we received net cash from operating activities of $8,047 compared to using net cash of $121,008 in the prior year.

Cash Flow from Financing Activities

During the year ended December 31, 2021, we used net cash in financing activities of $5,865 for repayment on our convertible note, compared to net cash provided by financing activities of $116,683 in the prior year. In the prior year we received $124,500 from a loan payable, repaid $4,638 of a loan payable and repaid $3,179 on our convertible note.

As of December 31, 2021, we owed $1,353,754 of related party payables for loans and accrued compensation, and $118,635 of a loan payable.

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Three Months Ended September 30, 2022 Compared To The Three Months Ended September 30, 2021

Revenue and Cost of Revenue

We had revenue of $13,297 and $3,801 for the three months ended September 30, 2022 and 2021, respectively, an increase of $9,496 or 249.8%. We had cost of revenue of $915 and $0, respectively, for gross profit of $12,382 and $3,801, respectively. The majority of revenue was derived from power usage revenues from the use of the stations we operate, the sale charging stations and related hardware sales. Power usage revenues were relatively flat at $3,281 in 2022 and $3,502 in 2021. Overall product and service sales were higher in in 2022 for the quarter. Cost of revenue was $0 for the three months ended September 30, 2021 due to use of existing inventory.

General and Administrative Expense

For the three months ended September 30, 2022 and 2021, we had G&A of $63,014 and $20,128, respectively, an increase of $42,886 or 213.1%. Our largest expense was wage expense for our President of $31,200, in the current period. In addition, professional fees increased $4,698, from $5,219 in the prior period, to $9,917 in the current period. The majority of the increase in G&A expense was due to the fact that we did not book deferred salary quarterly in 2021 (just once at the end of the year), since it was not required as an LLC. If booked quarterly in 2021, this would have added $31,200 for the quarter making the total G&A expense for the quarter $51,328.

Other Income and Expenses

For the three months ended September 30, 2022, we had no other income or expense, compared to total other expense of $1,984, for interest, for the three months ended September 30, 2021.

Net Loss

Net loss for the three months ended September 30, 2022 and 2021, was $50,632 and $18,311, respectively. Our net loss increased due to the increase in G&A expense.

Nine Months Ended September 30, 2022 Compared To The Nine Months Ended September 30, 2021

Revenue and Cost of Revenue

We had revenue of $20,320 and $23,442 for the nine months ended September 30, 2022 and 2021, respectively, a decrease of $3,122 or 13.3%. We had cost of revenue of $1,940 and $0, respectively, for gross profit of $18,380 and $23,442, respectively. Power usage revenue increased from $7,866 in 2021 to $9,450 in 2022 primarily due to getting more stations online with the new control system hardware. Overall revenue was lower for 2022 due to a sale of power stations for $14,514 in the second quarter of 2021.

General and Administrative Expense

For the nine months ended September 30, 2022 and 2021, we had G&A of $178,033 and $66,039, respectively, an increase of $111,994 or 169,6%. Our largest expense was wage expense for our President of $96,300, in the current period. In addition, professional fees increased $15,142, from $8,282 in the prior period, to $23,423 in the current period. The majority of the increase in G&A expense was due to the fact that we did not book deferred salary quarterly in 2021 (just once at the end of the year), since it was not required as an LLC. If booked quarterly in 2021, this would have added $93,600 in deferred salary for the mine months making the total G&A expense for the nine months ending September 30, 2021, $159,639.

Other Income and Expenses

For the nine months ended September 30, 2022, we had total other expense of $47,577, compared to total other income of $3,572 for the nine months ended September 30, 2021. In the current period we recognized a loss on impairment of $46,063 and $1,514 of interest expense. In the prior period we recognized $5,442 of interest expense and other income of $9,014.

Net Loss

Net loss for the nine months ended September 30, 2022 and 2021, was $207,230 and $39,025, respectively. Our net loss increased due to the increase in G&A expense.

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Liquidity and Capital Resources

Cash Flow from Operating Activities

During the nine months ended September 30, 2022, we received net cash from operating activities of $36,986 compared to $4,851 in the prior period.

Cash Flow from Financing Activities

During the nine months ended September 30, 2022, we used net cash in financing activities of $7,240 for repayment on a note. We had no financing activity during the prior period.

As of September 30, 2022, we owed $1,649,854 of related party payables for loans and accrued compensation (of which up to $400,000 may be forgiven and contributed to the Company to satisfy a closing condition requirement under the Merger Agreement of Shorepower not having more than $1,400,000 in outstanding debt), and $111,395 of a loan payable).

Recent Accounting Pronouncements

Note 2 to Shurepower, LLC’s unaudited consolidated financial statements and notes thereto, set forth in Exhibit 99.1 hereto, provides more information about recent accounting pronouncements, the timing of their adoption, and Shurepower LLC’s assessment, to the extent it has made one, of their potential impact on the Shurepower LLC’s financial condition and its results of operations and is incorporated herein by reference.

BUSINESS

Overview

We are a transportation electrification company that builds, deploys and operates plug-in stations that allow electric vehicles, trucks and refrigerated trailers to conveniently access electric power while parked or staged, resulting in cost savings for fleets and drivers that will not have to use petroleum fuel thus significantly reducing associated toxic emissions and greenhouse gases by replacing diesel fuel with electric power. To date we have raised approximately $16 million through grants and contracts from the federal and state Governments and have received $453,954 in loans through Jeff Kim, our President and CEO.

We currently operate the largest heavy-duty focused network of electrified parking spaces (EPS) in North America. This network includes 60 facilities conveniently located at travel centers with approximately 1,800 electrified parking spaces. Most of these facilities are focused on truck stop electrification (TSE) and electric standby transport refrigeration units (eTRU), but several sites already include electric vehicle charging stations.

Shorepower originally started business as a TSE provider. TSE provides power for hotel loads at commercial parking facilities. Trucks are required to take a rest period for a minimum of 10 hours per day. Trucks typically run their engines to provide heating and cooling in the cab and power accessories. Shorepower TSE allows drivers to shut down their main engine and plug into outlets that provide power for household type devices such as heaters, air-conditioning units, coffee pots, microwaves, TVs, computers and other accessories. On average, this saves drivers and fleets one gallon of diesel per hour. Idling (running) the engine 10 hours per day, 300 days per year could cost in excess of $10,000 per year in wasted diesel fuel. By using Shorepower, drivers can save over $7,000 annually.

Additionally, we have over 300 electric vehicle charging station connection points (plugs), sold or controlled that could be upgraded to include our latest cellular-based control module, to make these stations revenue producing stations. Combined with upgrading the TSE stations, we have the potential to expand to over 2,000 connection points. However, for our first phase of upgrades, we expect to convert up to five stations per facility to level 2 and add one or more DC fast chargers to select locations.

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We believe that the key value of the existing travel center facilities is the electric infrastructure and utility service that could easily be upgraded to include electric vehicle supply equipment (EVSE) for heavy-duty trucks and buses. Most of these sites could also accommodate light-duty(automobile) electric vehicle charging.

Several sites have already been upgraded (or are in the process of being upgraded) to include level 2 charging connectors. We have secured over $185,000 in grants to upgrade additional sites and have an additional $3,000,000 in grants pending. Grants awarded as of September 2023 include approximately $71,000 for TSE equipment in New Hampshire and $114,000 to upgrade two sites in California to include Level 2 and DC fast charging. Leveraging these funds and an investment, the existing infrastructure would help facilitate what we believe could be the fastest roll-out of a national network of charging facilities to enable cross-country electric vehicle transportation.

Wall-mount and/or freestanding pedestals with a proprietary, cloud-based payment/control system, and reporting

Competition

We face competition from Convoy Solutions LLC dba IdleAir in the heavy-duty space and from other EV charging companies, including ChargePoint, ABB, Cyber Switching, Siemens, Tesla, EVBox, BP, Shell, Hyundai, Electrify America, EVGo, the recently announced joint venture among BMW, General Motors, Honda, Hyundai, Kia, Mercedes-Benz and Stellantis and others. To be competitive in the EV charging market, we intend to provide the lowest build-out and operating cost, competitive end-user cost, highest cost savings and best overall feature set from our proprietary back-office control and payment systems so that our customers achieve a faster ROI than offered by our competitors. In addition, we believe that our success in obtaining government grants for electric transportation infrastructure will be a competitive advantage that we have in obtaining additional non-dilutive grants to facilitate our goal of increasing the number of charging stations in the United States and Canada, as well as our long-term relationships with essential manufacturers of commercial charging equipment. Additionally, we will explore opportunities to expand into other South American, European and Asian countries as opportunities arise and resources become available to invest in these regions.

There are two types of TSE systems: on-board and off-board TSE. In off-board electrification, off-board equipment at the truck stop provides heating, ventilation, and air conditioning (HVAC). These HVAC systems are contained in a structure above ground (called a gantry) or on a pedestal beside the truck parking spaces. A hose from the HVAC system is connected to the truck window and, in some cases, to a computer touch screen that enables payment. These stand-alone systems are generally owned and maintained by private companies that charge an hourly fee. To accommodate the HVAC hose, an inexpensive window template may be required in the truck. “Off-board” refers to the location of the HVAC equipment, since it is off-board (not permanently installed on the truck). IdleAir operates an off-board TSE business.

On-board electrification, also known as “shorepower,” requires some equipment on-board the truck. Then, trucks can plug into electrical outlets at the truck stop. To use on-board electrification, trucks must be equipped with electric air conditioning equipment or a portable heater and an extension cord to plug into the electrical outlet. The trucking company or driver owns and maintains the on-board equipment. Shorepower operates on-board TSE facilities. Other than the equipment on-board the truck, these systems are generally considered more cost effective to build, use (hourly fee), maintain and operate. In its simplest form, on-board TSE can be used by simply purchasing a portable heater and an extension cord for as little as a $40 initial investment. This investment could be recouped during the first day/night of use.

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The two types of TSE systems do not generally serve the same customers, but we may compete for the same space at a truck stop. However, at least two facilities have both IdleAir and Shorepower in the same parking lot. Additionally, IdleAir currently only has fewer than a dozen operational facilities. Trucks equipped with electric appliances will generally seek Shorepower (on-board) facilities.

Financing Strategy

Under the Bipartisan Infrastructure Law that became law on November 15, 2021, Congress will inject $7.5 billion specifically for charging stations. Shorepower has been highly successful in obtaining government contracts and grants to deploy electric transportation infrastructure projects. We have a goal of securing up to 5% ($375,000,000) of the available funds and up to 10% by the end of the EV charging station program under the Bipartisan Infrastructure Law. We intend to use the funds from the Merger to pay Jeff Kim and employ an engineer, bookkeeper, a marketing manager/grant writer and engineering technician (all of which we have hired as consultants) for six to nine months and with these consultants upgrade the control system at sites to generate interim income until charging station upgrades generate increased revenue and we are awarded some government contracts and/or grants. We estimate that 20% to 50% of infrastructure build-out costs would have to be contributed by investors and revenues, depending on the desired speed of the build out, grant cost share requirements and electric vehicle demand (based on number of electric vehicles produced). For example, if we are successful in securing $10 million in grants, we may need to contribute $2 million or more in cost share. We believe that our 20 years of experience in the transportation electrification space provide a competitive advantage in what we anticipate to be an explosive growth period in the electric vehicle industry.

Key Products and Markets

We offer a line of transportation electrification stations that allow all types of vehicles to reduce petroleum consumptions whether for reducing engine idling or charging electric vehicles. Our commercial products are all made with stainless steel enclosures designed to offer decades of service. We already have some stations that have been operational for over 15 years and several hundred have been in service for more than 10 years. Depending on the environment and climate the internal electronics are designed to last at least 5-10 years but can last much longer. All components are serviceable, so it is not necessary to replace the entire station even if one component is damaged.

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Our Shorepower Truck Stop Electrification (TSE) pedestals provide power and entertainment services to long haul truck drivers during rest periods at truck stops, fuel depots, rest areas, staging areas, warehouses and anywhere trucks and RVs park for extended periods. The unit’s robust design provides years of operation in harsh environments with relatively low maintenance. These energy vending machines track, control and allow payment for energy when tied into our back-office system. The Shorepower TSE station is an outdoor-rated unit constructed with high-grade stainless steel. It is typically mounted to a concrete pad with the supplied base plate. Shorepower TSE stations can service up to four vehicles depending on configuration.

Shorepower’s electric-standby Transport Refrigeration Unit (eTRU) station provides easy access to higher power refrigerated trailers with electric-standby. This allows them to run on electricity rather than diesel while stopped, staging or loading/unloading. This provides a clean efficient energy source for refrigerated loads such as ice cream, meats, vegetables, pharmaceuticals and other frozen goods. This unit typically mounts below the standard TSE station but is also available as a stand-alone or wall mounted station.

Additionally, we offer on-board equipment to ensure our customers can utilize the TSE facilities we have in place. Accessories we offer include portable heaters, heavy-duty extension cords and cab wiring kits. Shorepower supplies standard 110v AC and 208v power. Customers can use any off-the-shelf electric appliance to make life on the road comfortable and convenient: heaters, coffeemakers, microwave ovens, hand-held vacuums, chargers, computers, cell phone chargers, power tools, etc.

Locations

We have 60 TSE facilities throughout the country along major Interstates. These sites provide a cost effective solution to reducing truck engine idling. Primary corridors include Interstate 5 (I-5) on the West Coast, I-95 on the East Coast, I-80/I-90 in the North, I-10/I-20 in the South and other major interconnecting Interstates and US highways in between. These same facilities will be the first candidates for upgrading to electric vehicle charging stations. We have an established network of facilities that can easily and cost-effectively be upgraded in the short-term.

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Growth Strategies

Our growth strategies to continue to play a leadership role in EV charging are as follows:

Accelerate new product offerings.

We intend to have a leadership position with continued efficient investment in product development. We currently manufacture and sell TSE, eTRU and Level 2 charging stations. We are currently investigating DC fast charger products for resale and eventually hope to produce our own. We recently submitted a federal proposal to help offset the cost of developing a new DC fast charger with battery energy storage. This system will store energy from renewable energy sources such as solar and wind. These renewable energy sources are often available when demand is low. This surplus energy can be used to charge the battery energy storage when rates are low and can later be offloaded into an electric vehicle, thus maximizing available energy sources at the highest margin. More information on these efforts is provided in the “research and development” section below.

Invest incrementally in marketing and sales.

We intend to continue to attract new customers and pursue a business model which attracts new customers to our charging stations and encourages existing customers to increase their charging footprint over time as EV penetration increases.

Pursue Strategic Acquisitions.

We intend to explore potential high-quality acquisition opportunities in this dynamic marketplace both domestically and overseas. Acquisition candidates include charging station companies, charging station management software, electrical contractors, alternative fuel equipment suppliers and truck stop electrification (TSE) providers. An electrical contracting business, for example, would allow us to both sell charging stations and install them without having to use subcontractors.

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Manufacturing

We have established strong commercial relationships over the decades in which we have been doing business in the transportation electrification industry. We have designed many of the products that we use, including our comprehensive payment, monitoring and control system with web base management. The majority of our hardware products are manufactured in Oregon. Components are sourced from a number of global suppliers, with concentrations in the United States and Asia. We work proactively with piece part and final assembly supply partners. We prepare factories for new products, establish and monitor quality control points, plan ongoing production and issues purchase orders. Most of our major components are manufactured in the U.S. which will give us strategic advantage for qualifying for grants in the United States.

Government Regulation and Incentives

State, regional and local regulations for installation of EV charging stations vary from jurisdiction to jurisdiction and may include permitting requirements, inspection requirements, licensing of contractors and certifications as examples. Compliance with such regulation(s) may cause installation delays.

OSHA

We are subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by OSHA and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to our operations. We are in full compliance with OSHA regulations.

NEMA

The National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data. Our products comply with the NEMA standards that are applicable to such products.

NRTL Certification

Our stations are certified by a Nationally Recognized Testing Laboratory (NRTL). A Nationally Recognized Testing Laboratory (NRTL) is a private-sector organization that OSHA has recognized as meeting the legal requirements in 29 CFR 1910.7 to perform testing and certification of products using consensus-based test standards We use Intertek Testing Laboratories and Underwriters Laboratories (UL) to certify that our products are safe and use consistent manufacturing processes. Most permitting jurisdictions require NRTL certification on products installed in their territory.

CAFE Standards

The regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. Although we are not a car manufacturer and are thus not directly subject to the CAFE standards, we believe such standards may have a material effect on its business. The Energy Independence and Security Act of 2007 raised the fuel economy standards of America’s cars, light trucks and sport utility vehicles to a combined average of at least 35 miles per gallon by 2020—a 10 miles per gallon increase over 2007 levels—and required standards to be met at maximum feasible levels through 2030. Building on the success of the first phase of the National Program, the second phase of fuel economy and global warming pollution standards for light duty vehicles covers model years 2017–2025. These standards were finalized by the U.S. Environmental Protection Agency (“EPA”) and NHTSA in August 2012. These standards would have required a reduction in average carbon dioxide emissions of new passenger cars and light trucks to 163 grams per mile (g/mi) in model year 2025. Manufacturers may choose to comply with these standards by manufacturing more EVs which would mean that more charging stations will be needed.

However, in April 2020, EPA and NHTSA finalized the Safer Affordable Fuel-Efficient Vehicles Rule, which reformulated the required reductions, establishing average carbon dioxide emissions of new passenger cars and light trucks of 240 g/mi in model year 2026. Several states and groups have announced intentions to sue the U.S. government over this reformulation, so the final CAFE standards cannot currently be predicted with any certainty. However, to the extent fuel-efficiency standards are decreased, this may result in less demand for EVs and, in turn, charging stations of the type we manufacture.

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Waste Handling and Disposal

We are subject to laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws generally regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste, and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA, also known as the Superfund law, in the United States and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third-parties to act in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. We may handle hazardous substances within the meaning of CERCLA, or similar state statutes, in the course of ordinary operations and, as a result, may be jointly and severally liable under CERCLA for all or part of the costs required to clean up sites at which these hazardous substances have been released into the environment.

We also generate solid wastes, which may include hazardous wastes that are subject to the requirements of the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes. While RCRA regulates both solid and hazardous wastes, it imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Certain components of our products are excluded from RCRA’s hazardous waste regulations, provided certain requirements are met. However, if these components do not meet all of the established requirements for the exclusion, or if the requirements for the exclusion change, we may be required to treat such products as hazardous waste, which are subject to more rigorous and costly disposal requirements. Any such changes in the laws and regulations, or our ability to qualify the materials it uses for exclusions under such laws and regulations, could adversely affect our operating expenses.

Research and Development

We have invested a significant amount of time and expense into research and development of our charging platform technologies. Our ability to play a leadership position depends in part on our ongoing research and development activities. Our research and development team is composed of several consultants who are responsible for the design, development, manufacturing and testing of our products. We focus our efforts on developing charging hardware and developing the technology to support our software subscriptions and support services.

Our hardware research and development is principally conducted in Oregon and Michigan. We currently manufacture our own TSE and Level 2 charging stations. We are in the process of developing our own DC fast chargers but have white label and third-party products that we can sell today. Our existing and recently hired engineers are working on software, a smartphone app and DC fast charger that will include internal battery energy storage. This product will have advantages over standard DC fast chargers in that it will require much lower input power requirements and can charge vehicles even if there is a power outage, since it has its own battery energy source. Standard DC fast chargers usually require power upgrades and new utility service which are expensive and time consuming. Our self-contained DC fast charger could be transported to the host-site and immediately be used to charge vehicles. It could even be used at temporary venues such as concerts and sporting events with the optional solar array. The internal battery storage can be charged at off-peak hours, then later be used to charge vehicles during high demand periods. The internal battery storage can also be charged with excess wind energy (or other renewables) which can help stabilized the grid and make more efficient use of unused solar and wind energy. We have submitted two grant applications valued at over $2,000,000 to help develop this product.

Intellectual Property

We rely on a combination of patent, trademark, copyright, unfair competition and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish, maintain and protect its proprietary rights. Our success depends in part upon its ability to obtain and maintain proprietary protection for our products, technology and know-how, to operate without infringing the proprietary rights of others, and to prevent others from infringing our proprietary rights. As of January 15, 2023, we filed for one U.S. patent that was abandoned. Should we file for any future patents that are issued to us, they may be challenged, invalidated or circumvented and may not provide sufficiently broad protection and may not prove to be enforceable in actions against alleged infringers.

We enter into agreements with our employees, contractors, customers, partners and other parties with which we do business to limit access to and disclosure of our technology and other proprietary information. We cannot be certain that the steps it has taken will be sufficient or effective to prevent the unauthorized access, use, copying or the reverse engineering of our technology and other proprietary information, including by third-parties who may use our technology or other proprietary information to develop products and services that compete with us. Moreover, others may independently develop technologies that are competitive with us or that infringe on, misappropriate or otherwise violate our intellectual property and proprietary rights, and policing the unauthorized use of our intellectual property and proprietary rights can be difficult. The enforcement of our intellectual property and proprietary rights also depends on any legal actions we may bring against any such parties being successful, but these actions are costly, time-consuming and may not be successful, even when our rights have been infringed, misappropriated or otherwise violated.

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We intend to continue to regularly assess opportunities for seeking patent protection for those aspects of our technology, designs and methodologies that we believe provide a meaningful competitive advantage. However, our ability to do so may be limited until such time as it is able to generate cash flow from operations or otherwise raise sufficient capital to continue to invest in our intellectual property. For example, maintaining patents in the United States and other countries requires the payment of maintenance fees which, if we are unable to pay, may result in loss of our patent rights as previously occurred. If we are unable to do so, our ability to protect our intellectual property or prevent others from infringing our proprietary rights may be impaired.

Facilities

Shorepower’s headquarters are located in Hillsboro, Oregon, in the Portland metro area, where we currently utilize shared office and shop space with a monthly lease term. We believe this space is sufficient to meet our needs for the foreseeable future and that any additional space we may require in Oregon will be available on commercially reasonable terms. We also occupy a warehouse in Ferndale, Michigan near Detroit on a month-to-month basis. This building has space to expand as needed for offices, manufacturing and assembly. We are currently in the process of updating this facility to add office space and a light assembly area.

Employees

We currently have only one full-time employee, Jeff Kim, and currently use consultants to perform, bookkeeping, accounting, engineering and installation services. The use of consultants and contractors has enabled us to keep overhead costs low by utilizing resources as needed. However, we expect to employ additional personnel following receipt of sufficient funding to do so as discussed above. We will strive to offer competitive employee compensation and benefits in order to attract and retain a skilled and diverse work force. Since the Merger, we hired the following consultants: a business development specialist with grant writing expertise, an engineer for R&D of new products and updates to current products and a CPA to aid in preparing financial statements.

Legal Proceedings

We are not party to any material legal proceedings. From time to time, we may be involved in legal proceedings or subject to claims incident to the ordinary course of business. Regardless of the outcome, such proceedings or claims can have an adverse impact on us because of defense and settlement costs, diversion of resources and other factors, and there can be no assurances that favorable outcomes will be obtained.

COVID-19

The unprecedented events related to COVID-19, the disease caused by the novel coronavirus (SARS-CoV-2), have had significant health, economic, and market impacts and may have short-term and long-term adverse effects on our business that we cannot predict as the global pandemic continues to evolve. The extent and effectiveness of responses by governments and other organizations also cannot be predicted.

Post-pandemic supply chain issues affected our production capabilities. In particular, microchips and other circuit board components were difficult to find or extremely expensive. This caused us to delay upgrading our legacy TSE sites to our new control, monitoring and payment system. These supply chain issues have been largely resolved so that we recently ordered more control boards to update additional sites and started to run our legacy hardware that should allow us to generate revenue again. In many cases, we will also be upgrading and/or adding electric vehicle charging stations at these sites at the same time.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

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The following persons are the executive officers and directors of our Company:

Name	Age	Position
Jeff Kim	51	President; Chief Executive Officer; Chief Financial Officer; Chairman of the Board and Secretary

Jeff Kim . Upon the consummation of the Merger, Mr. Kim will serve as the Company’s Chairman. Mr. Kim has served as Shorepower’s Chief Executive Officer since January 2014 and as Chairman of Shrepower’s board of directors since July 2017. We believe Mr. Kim is qualified to serve on the Company’s Board due to his experience serving as Shorepower’s Chief Executive Officer, Chief Financial Officer and President and Chairman of Shorepower’s board of directors.as well as his expertise in electric transportation infrastructure, electric vehicle charging technologies, heavy-duty vehicle technologies, data acquisition and analysis, product development/economic analysis and construction and electrical management.

Mr. Kim has studied advanced vehicle technologies during his master’s studies and served as team leader in the development of a hybrid electric SUV for the U.S. Department of Energy FutureTruck engineering design competition, before hybrid vehicles were commercially available. He graduated in June 2003. He is also experienced in the areas of: electric vehicle power trains, data collection, analysis, advanced automotive technologies, alternative fuels, emission reduction technologies, and electric transportation infrastructure (charging stations).

Mr. Kim has been involved with truck idle-reduction technologies for more than 20 years as an engineering consultant and design specialist. In a project sponsored by NYSERDA (New York State Energy Research & Development Authority), he performed an operational analysis of competing off-board truck stop electrification (TSE) facilities which helped develop a comprehensive understanding of the technical issues of TSE technologies. He then led the design of the simpler and more cost effective Shorepower TSE infrastructure system that includes power and entertainment connections: electrical power, video, and wireless Internet. He also led the design team responsible for the engineering and assembly of Shorepower’s comprehensive unattended automated payment and control system. Mr. Kim presented preliminary findings for the TSE demonstrations at the Transportation Research Board’s 83rd Annual Meeting in Washington, DC in January 2004.

Mr. Kim has been responsible for all Shorepower corporate operations and will continue to work with local, state and regional stakeholders to develop a strong market position for electric transportation infrastructure. He will continue to recommend product improvements and establish R&D objectives, lead product engineering, manage assimilation of data collected from electrified facilities, and oversee site construction and deployment activities at future locations. Mr. Kim has also been intimately involved with an Electric Power Research Institute (EPRI) effort to develop electrical codes and standards for electric transportation power infrastructure. In February 2007 (https://www.ecmag.com/magazine/articles/article-detail/codes-standards-big-rigs-getting-good-nights-rest) the group submitted recommended standards to the National Electric Code (NEC), which is now in the National Electrical Code Handbook, used by the majority of jurisdictions throughout North America.

In 2005 Mr. Kim completed the development and demonstration of a higher power Shorepower variant to provide electrical power to electric standby transport refrigeration units (eTRU) on trailers, to keep refrigerated loads, such as meats, ice cream and pharmaceuticals, cool while stopped (or during loading/unloading). This technology leveraged the existing Shorepower system design, but with significantly increased power ratings that can employ a simplified automated control system. This system was the first of its kind deployed to two warehouses in New York but is now commonly used as a more efficient and clean alternative to running diesel TRUs.

Mr. Kim performed an operational analysis of TSE facilities as part of the work sponsored by the U.S. Department of Energy and has a comprehensive understanding of the technical attributes of these technologies. This $20 million project commissioned over 50 facilities with over 1,800 individual electrified parking spaces in 31 states. Jeff was also instrumental in the engineering and construction management of these facilities, which includes design, cost considerations, safety, vehicle access/egress and maintenance of these facilities. This project was conducted from 2010 through 2015 with the majority of the construction activity completed in 2012 through 2013.

Mr. Kim was appointed by Oregon’s governor to the Alternative Fuels Infrastructure Working Group which helped develop the State’s electrification plan. in September 2008 (https://www.greencarcongress.com/2008/09/oregon-governor.html). This plan provided guidance to jurisdictions within the state to help adopt electric vehicle (EV) friendly zoning and planning codes and standards.

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Mr. Kim also consulted for TEPCO (Tokyo Electric Power Company) in 2008, to help develop a transportation electrification plan in Japan and how to capitalize on providing electricity to power the transportation sector.

Mr. Kim led the engineering team that designed, manufactured and installed some of the first (SAE J1772) Level 2 charging stations in the world in 2009, to prepare for the arrival of the first current generation of electric vehicles in 2010+. In partnership with PGE, an electric utility company in Oregon, this program deployed over 300 charging points in and around Oregon to help prepare for the introduction of the first electric vehicles to hit the market that included the Nissan Leaf and Chevy Volt.

Mr. Kim received a Bachelor’s Degree in Renewable Energy Resources from the University of California-Berkeley, 1995 and a Masters in Mechanical Engineering from the University of Maryland at College Park in 2003.

Board Composition

The Company’s business and affairs is conducted under the direction of the Board. The Board consists of one member, Jeff Kim, who serves as Executive Chairman of the Board. The primary responsibilities of the Board are to provide oversight, strategic guidance, counseling, and direction to the Company’s management. The Board will meet on a regular basis and additionally as required.

Director Independence

The Board does not have any independent directors who qualify as independent directors, as defined under the listing rules of The Nasdaq Stock Market LLC. The Board serves as the audit committee.

Role of the Board in Risk Oversight/Risk Committee

One of the key functions of the Board will be informed oversight of the Company’s risk management process. The Board does not currently anticipate having a standing risk management committee and administers this oversight function directly. In particular, the Board is responsible for monitoring and assessing strategic risk exposure and the Company’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Board will also monitor compliance with legal and regulatory requirements.

Limitation on Liability and Indemnification of Directors and Officers

The Company’s Certificate of Incorporation limits directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

● for any transaction from which the director derives an improper personal benefit;

● for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

● for any unlawful payment of dividends or redemption of shares; or

● for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

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Delaware law and the Company’s bylaws provide that the Company will, in certain situations, indemnify the Company’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

We intend to maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe this will be necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Code of Business Conduct and Ethics for Employees, Executive Officers, and Directors

We have adopted a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all our employees, executive officers and directors. The Code of Conduct is available on our website at www.shorepower.com. The Board will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We will disclose on our website any amendments to our Code of Conduct, or any waivers of its requirements.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more of its executive officers serving as a member of our board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of the Company during the years ended February 28, 2023 and 2022; and (ii) each other individual that served as an executive officer of the Company at the conclusion of the years ended February 28, 2023 and 2022 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this report, these individuals are collectively the “named executive officers” of our Company.

On March 22, 2023, Saeb Jannoun resigned as President and Chairman of the Board of Directors under the terms of the Merger Agreement and Jeff Kim was appointed as President and CEO of the Company.

Name and Position	Years	Salary		Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total

Jeff Kim,	2023		$1	-	750,000[1]	-	-	-	-		$48,001
Chairman, President and Chief Executive Officer and Chief Financial and Accounting Officer	2022	$		-	-	-	-	-	-	$
Saeb Jannoun,	2023										$0
President	2022		-	-	-	-	-	-			-

(1) Mr. Kim received 500,000 restricted shares of our common stock as director’s compensation and 250,000 restricted shares as compensation for his services as an officer of Shorepower.

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Employment and Advisory Agreements

We entered into an executive employment agreement with our sole executive officer, Jeff Kim. Under the terms of his employment agreement, Mr. Kim s annual base salary is $200,000 but payment of such salary is subject to the cash flow of the Company as determined by the Board that currently has only Mr. Kim as its sole member resulting in Mr. Kim having sole control and decision-making power regarding his salary, but his base salary cannot exceed $10,000 per month for the nine months from the date of the employment agreement. Alternatively, Mr. Kim may elect to defer his salary and receive repayment of his current outstanding loans to the Company, not to exceed $10,000 per month, for nine months from the date of his employment agreement. Mr. Kim’s employment agreement provides that he is eligible for bonuses in cash and/or stock as mutually agreed to by Mr. Kim and the Board, restricted stock and stock option awards at the discretion of the Board and to participate in the Company’s health and welfare benefit plans maintained for the benefit of Company employees. Mr. Kim has declined to participate in any annual cash bonus program provided by the Company, without regard to his eligibility for any such program. Mr. Kim’s employment agreement contains customary confidentiality, non-solicitation and intellectual property assignment provisions.

Pursuant to the employment agreement, in the event of a termination for good reason by Mr. Kim or without cause by us, he will receive 12 months of his the-current base salary to be paid over a period of six months and an acceleration of vesting for all unvested stock or stock option grants.

Pursuant to the employment agreement, Mr. Kim’s employment may be terminated upon his death or disability (defined as three aggregate months of incapacity during any 365-consecutive day period) or upon conviction of a felony crime of moral turpitude or a material breach of his obligations to us, in which case Mr. Kim will receive compensation due to him through the date of termination.

Mr. Kim has also entered into a confidentiality and invention assignment agreement in conjunction with his or her employment agreement which contains covenants prohibiting him or her from disclosure of confidential information regarding our company at any time.

The foregoing description of the employment agreement with Mr. Kim is a summary only and is qualified in their entirety by the full text of the employment agreement, a copy of which is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

Equity Compensation Plan Information

On August 14, 2023, our Board of Directors and stockholders adopted our 2023 Stock Incentive Plan (the “2023 Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship, and to stimulate an active interest of these persons in our development and financial success. Under the Plan, we are authorized to issue up to 10,000,000 shares of common stock, including incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, stock appreciation rights, performance shares, restricted stock and long-term incentive awards.

Administration. The 2023 Plan is administered by the Board of Directors or the committee or committees as may be appointed by the Board of Directors from time to time (the “Administrator”). The Administrator determines the persons who are to receive awards, the types of awards to be granted, the number of shares subject to each such award and the terms and conditions of such awards. The Administrator also has the authority to interpret the provisions of the 2023 Plan and of any awards granted there under and to modify awards granted under the 2023 Plan. The Administrator may not, however, reduce the price of options or stock appreciation rights issued under the 2023 Plan without prior approval of the Company’s shareholders.

Eligibility. The 2023 Plan provides that awards may be granted to employees, officers, directors and consultants of the Company or of any parent, subsidiary or other affiliate of the Company as the Administrator may determine. A person may be granted more than one award under the 2023 Plan.

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Shares that are subject to issuance upon exercise of an option under the 2023 Plan but cease to be subject to such option for any reason (other than exercise of such option), and shares that are subject to an award granted under the 2023 Plan but are forfeited or repurchased by the Company at the original issue price, or that are subject to an award that terminates without shares being issued, will again be available for grant and issuance under the 2023 Plan.

Terms of Options and Stock Appreciation Rights. The Administrator determines many of the terms and conditions of each option and SAR granted under the 2023 Plan, including whether the option is to be an incentive stock option or a non-qualified stock option, whether the SAR is a related SAR or a freestanding SAR, the number of shares subject to each option or SAR, and the exercise price of the option and the periods during which the option or SAR may be exercised. Each option and SAR is evidenced by a grant agreement in such form as the Administrator approves and is subject to the following conditions (as described in further detail in the 2023 Plan):

(a) Vesting and Exercisability: Options, restricted shares and SARs become vested and exercisable, as applicable, within such periods, or upon such events, as determined by the Administrator in its discretion and as set forth in the related grant agreement. The term of each option is also set by the Administrator. However, a related SAR will be exercisable at the time or times, and only to the extent, that the option is exercisable and will not be transferable except to the extent that the option is transferable. A freestanding SAR will be exercisable as determined by the Administrator but in no event after 10 years from the date of grant.

(b) Exercise Price: Each grant agreement states the related option exercise price, which, in the case of SARs, may not be less than 100% of the fair market value of the Company’s shares of common stock on the date of the grant. The exercise price of an incentive stock option granted to a 10% stockholder may not be less than 110% of the fair market value of shares of the Company’s common stock on the date of grant.

(c) Method of Exercise: The option exercise price is typically payable in cash, common stock or a combination of cash of common stock, as determined by the Administrator, but may also be payable, at the discretion of the Administrator, in a number of other forms of consideration.

(d) Recapitalization; Change of Control: The number of shares subject to any award, and the number of shares issuable under the 2023 Plan, are subject to proportionate adjustment in the event of a stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like. Except as otherwise provided in any written agreement between the participant and the Company in effect when a change in control occurs, in the event an acquiring company does not assume plan awards (i) all outstanding options and SARs shall become fully vested and exercisable; (ii) for performance-based awards, all performance goals or performance criteria shall be deemed achieved at target levels and all other terms and conditions met, with award payout prorated for the portion of the performance period completed as of the change in control and payment to occur within 45 days of the change in control; (iii) all restrictions and conditional applicable to any restricted stock award shall lapse; (iv) all restrictions and conditions applicable to any restricted stock units shall lapse and payment shall be made within 45 days of the change in control; and (v) all other awards shall be delivered or paid within 45 days of the change in control.

(e) Other Provisions: The option grant and exercise agreements authorized under the 2023 Plan, which may be different for each option, may contain such other provisions as the Administrator deems advisable, including without limitation, (i) restrictions upon the exercise of the option and (ii) a right of repurchase in favor of the Company to repurchase unvested shares held by an optionee upon termination of the optionee’s employment at the original purchase price.

Amendment and Termination of the 2023 Plan. The Administrator, to the extent permitted by law, and with respect to any shares at the time not subject to awards, may suspend or discontinue the 2023 Plan or amend the 2023 Plan in any respect; provided that the Administrator may not, without approval of the stockholders, amend the 2023 Plan in a manner that requires stockholder approval.

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PRINCIPAL SECURITYHOLDERS

The following table sets forth certain information as of November 1, 2023, the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock;

●	our executive officers named in the Summary Compensation Table above;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o 5291 NE Elam Young Pkwy., Suite 160, Hillsboro, OR 97124, and our telephone number is (509) 892-7345. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder. The beneficial ownership percentages set forth in the table below are based on approximately 48,478,678 shares of common stock issued and outstanding as of November 1, 2023, and do not take into account the issuance of any shares of common stock upon the exercise of warrants to purchase up to approximately 11,000,000 shares of our common stock.

Name and Address of Beneficial Owner	Class of Securities	# of Shares Prior to Offering	# of Shares After Offering	% of Class	% of Voting Shares(2)

Jeff Kim(1)	Common	26,089,758	26,089,758	53%	20%

	Series B Preferred	2,000,000	2,000,000	100%	61.92%

EROP Enterprises LLC(1)	Common	3,799,146	3,799,146	7.7%	2.9%

Equity Markets Advisory(2)	Common	2,550,000		5.18%	2.0%

Sky Direct LLC(3)	Common	4,000,000	0	8.25%	3.09%

Sidney J. & Gloria D. Lorio	Common	4,000,000	0	8.25%	3.09%

All Officers and Directors as a Group (1 person)	Common	26,089,758		53%	20%

	Series B Preferred	2,000,000		100%	62%

(1)	Officer and/or director of our Company.
(2)	Voting control is based on a total of 129,190,204 voting rights attributable to shares of our common stock with one vote per share and shares of our Series B preferred stock with 40 votes per share.
(3)	The number of shares beneficially owned by Sky Direct, LLC includes 2,000,000 warrants issued in 2022 that are exercisable for two years.

We have agreed to keep such registration effective until all shares of common stock can be sold without registration pursuant to Rule 144 under the Securities Act.

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Grants of Plan-Based Awards

There were no grants of plan-based awards to our named executive officers during the fiscal years ended February 28, 2022, and February 28, 2023. There were no grants of plan-based awards to our named executive officers during the quarter ended May 31, 2023.

Outstanding Equity Awards

There were no outstanding equity awards held by our named executive officers as of December 31, 2022.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Defined Contribution Plan

We do not currently have a defined contribution plan.

Stock Option and Other Employee Benefit Plans

The purpose of the 2023 Plan is to advance the interests of our stockholders by enhancing our ability to attract, retain and motivate persons who are expected to make important contributions and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as set forth below, during the past three years, there have been no transactions, whether directly or indirectly, between the Company and any of its officers, directors or their family members.

The certain relationships and related party transactions of the Company are the following two loans from Jeff Kim, CEO of the Company, the first made on February 15, 2022, in the principal amount of $200,000 for which the Company issued a Convertible Promissory Note that matures on February 15, 2042, and accrues interest at 6.58% per annum, with the first monthly payments of $1,500 to commence on April 1, 2022.

On March 1, 2022, the Company issued a second Convertible Promissory Note to Jeff Kim in the principal amount of $253,954.17. The amount of the note is the balance due to Mr. Kim for loans to the Company beginning in 2017. The note matures on March 1, 2032 and accrues interest at 6.63% per annum beginning April 1, 2023. The Company is to begin monthly payments of principal and interest of $2,900 on April 1, 2023, or within one year without penalty.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our Certificate of Incorporation, as amended, authorizes 100,000,000 shares of common stock and 10,00,000 shares of “blank check” preferred stock, each with a par value of $.01 per share. As of November 1, 2023, we had 48,478,678 shares of common stock and 2,000,000 shares of Series B preferred stock outstanding.

Issued and Outstanding Capital Stock

The issued and outstanding securities of the Company on the date of this prospectus are as follows:

●	48,478,678 shares of common stock;

●	2,000,000 shares of Series B preferred stock; and

●	Warrants to purchase 11,000,000 shares of common stock at $0.25 per share.

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Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We have 10,000,000 shares of preferred stock authorized of which we have designated 1,105,644 shares of Series A preferred stock and 2,000,000 shares of Series B preferred stock.

Voting Rights

Holders of our Series A preferred stock are entitled to five votes for each share held on all matters submitted to a vote of stockholders and holders of our Series B preferred stock are entitled to 40 votes for each share held on all matters submitted to a vote of stockholders.

Conversion Rights

Holders of our Series A preferred stock and Series B preferred stock have no conversion rights into shares of common stock.

Dividends

Both holders of Series A preferred stock and Series B preferred stock are entitled to receive dividends, out of funds legally available for that purpose, on the same terms and conditions as that of holders of common stock, as may be declared by the Board of Directors.

Liquidation Rights

Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of the Series A preferred stock and Series B preferred stock will be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the liquidation value of their preferred shares before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series A preferred stock and the Series B preferred stock shall be ratably distributed among those holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Description of Warrants

We issued warrants to purchase a total of 11,000,000 shares of our common stock in connection with the sale of the PIPE Shares. The warrants are exercisable for two years at an exercise price of $0.25 per share of warrant stock. The warrants are callable by us if our common stock trades at $0.75 for at least 20 trading days and at a volume of not less than 30,000 shares per day.

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Anti-Takeover Provisions

Certain provisions of Delaware law, our amended certificate of incorporation and our bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Amended Certificate of Incorporation and Bylaw Provisions

Our amended certificate of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Board of Directors Vacancies

Our amended certificate of incorporation and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our amended certificate of incorporation provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The Delaware General Corporation Law provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Amendment of Charter and Bylaws Provisions

Amendments to our amended certificate of incorporation will require the approval of the holders of at least a majority of the voting power of the outstanding shares of our common stock. Our amended and restated bylaws will provide that the approval of the holders of at least a majority of the voting power of the outstanding shares of our common stock to amend or adopt any provision of our bylaws.

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Issuance of Undesignated Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.

Exclusive Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law, (iv) any action to interpret, apply, enforce, or determine the validity of our amended and restated certificate of incorporation or amended and restated bylaws, or (v) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Chancery Court of the State of Delaware, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. Our bylaws also provide that the federal district court in the State of Delaware will be the exclusive forum for resolving any complaint asserting a cause of action under the Securities Act and the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions. We note that stockholders cannot waive compliance (or consent to non-compliance) with the federal securities laws and the rules and regulations thereunder.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer, 200 Memorial Pkwy, Atlantic Highlands, NJ 07716.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Delaware General Corporation Law (“DGCL”) Section 145 provides us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under DGCL section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SHARES ELIGIBLE FOR FUTURE SALE

We have a limited public market for our common stock and a limited number of shares in the public float. Sales of substantial amounts of our common stock in the public market resulting from this offering could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have 48,478,678 shares of common stock issued and outstanding. Upon the completion of this offering, we will have outstanding an aggregate of up to an additional 25,817,272 shares of common stock that includes the shares of the Selling Stockholders. All 25,817,272 shares included in this offering will be freely tradable without restriction or further registration under the Securities Act. Of the 48,478,678 shares of our common stock outstanding prior to the completion of this offering and held by existing stockholders, approximately 3,181,002 shares are currently free trading and the remaining are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least six months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	One percent of the number of shares of common stock then outstanding, which will equal approximately 694,351 shares immediately after this offering; or

●	The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

●	In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

●	are preceded by a notice filing on Form 144;

●	are limited to broker’s transactions, as such term is defined under Section 4(a)(4) of the Securities Act; and

●	only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144. If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144. Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

56

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their securities or interests in such securities on any stock exchange, market or trading facility on which the securities are traded or in private transactions. The Selling Stockholders shall offer and sell the common stock registered pursuant to this prospectus at a fixed price of $0.10, the closing price of our common stock on November 2, 2023.

The aggregate proceeds to the Selling Stockholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Stockholders. However, we would receive up to approximately $2,750,000 in gross proceeds upon the cash exercise of the warrants issued to the Selling Stockholders if they were exercised in full. The exercise price of our warrants is $0.25, which is above the current trading price of our common stock. In order to receive the proceeds from the exercise of the warrants, our stock price would need to increase.

The Selling Stockholders also may resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the securities or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the securities may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the securities to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the Registration Statement.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8% of the gross proceeds from the sale of such securities.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, the securities may not be sold unless they have been registered or qualified for sale under the applicable state securities laws, or an exemption from registration or qualification requirements is available and is complied with, or registration or qualification is otherwise not required.

57

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Stockholders and their affiliates. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market. The securities can only be offered if they are qualified for sale or are exempt from qualification in the states in which the selling stockholders or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security re-sales.

LEGAL MATTERS

Culhane Meadows PLLC, 1701 Pennsylvania Avenue, N.W., Suite 200, Washington, D.C. 20006, will pass upon the validity of the shares of our common stock to be sold in this Offering.

EXPERTS

The financial statements of the Company as of and for the years ended February 28, 2023, and 2022, included in this prospectus have been audited by Qi CPA LLC, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www. humblpay.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

58

SHOREPOWER TECHNOLOGIES, INC.

SHOREPOWER TECHNOLOGIES, INC.

SHUREPOWER, LLC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

United States Basketball League, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of United States Basketball League, Inc. (the “Company”) as of February 28, 2023 and February 28, 2022 and the related statements of operations, stockholders’ equity (deficiency), and cash flows for the year ended February 28, 2023 and February 28, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of United States Basketball League Inc. as of February 28, 2023 and February 28, 2022 and the results of its operations and cash flows for the year ended February 28, 2023 and February 28, 2022 conformity with accounting principles generally accepted in the United States.

Explanatory Paragraph

As discussed in Note 10 to the financial statements, the 2022 financial statements have been restated to correct two misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on my audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor are we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Going Concern Uncertainty

The accompanying financial statements referred to above have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s present financial situation raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there were no critical audit matters.

/s/ QI CPA LLC

Valley Stream, New York

June 22, 2023

We have served as the Company’s auditor since 2020.

Auditor info:

PCAOB ID 6631

F-2

UNITED STATES BASKETBALL LEAGUE, INC.

BALANCE SHEETS

	February 28,	February 28,
	2023	2022
		(Restated)
ASSETS
Current Assets:
Cash	$77,086	$180,756
Funds held in escrow	553,000
Prepaid stock for services	—	32,208
Other prepaids	535	—
Receivable – related party	50,000
Total Assets	$680,621	$212,964

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$13,440	$13,478
Total Current Liabilities	13,440	13,478

Total Liabilities	13,440	13,478

Stockholders’ Equity (Deficit):
Preferred stock, $0.01 par value, 6,894,356 shares authorized; no shares issued and outstanding	—	—
Series A preferred stock, $0.01 par value, 1,105,644 shares designated; none and 1,105,644 shares issued and outstanding, respectively	—	11,057
Series B preferred stock, $0.01 par value, 2,000,000 shares designated; 2,000,000 and 0 shares issued and outstanding, respectively	20,000	—
Common stock, $0.01 par value, 100,000,000 shares authorized; 48,478,678 and 7,146,202 shares issued and outstanding, respectively	474,351	71,462
Additional paid-in capital	8,005,803	5,653,489
Common shares to be issued	—	1,699,146
Accumulated deficit	(7,790,519)	(7,193,214)
Treasury stock, at cost; 39,975 shares of common stock	(42,454)	(42,454)
Total Stockholders’ Equity	667,181	199,486
Total Liabilities and Stockholders’ Deficit	$680,621	$212,964

The accompanying notes are an integral part of these financial statements.

F-3

UNITED STATES BASKETBALL LEAGUE, INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	February 28,
	2023	2022
Revenue – related party	$—	$5,000

Operating Expenses:
Professional fees	131,300	31,551
General and administrative	263,505	229,484
Officer compensation	135,000	—
Director compensation	67,500	48,000
Total operating expenses	597,305	309,035

Loss from Operations	(597,305)	(304,035)

Other Income (Expense):
Gain on forgiveness of debt	—	55,270
Other income	—	2,000
Preferred stock expense	—	(1,699,145)
Loss on conversion of debt – related party	—	(127,480)
Total other expense	—	(1,769,355)

Net loss	$(597,305)	$(2,073,390)

Loss per Common Share: Basic and Diluted	$(0.01)	$(0.36)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	47,133,596	5,752,866

The accompanying notes are an integral part of these financial statements.

F-4

UNITED STATES BASKETBALL LEAGUE, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE YEARS ENDED FEBRUARY 28, 2023 and 2022

	Common Stock		Series A Preferred Stock		Series B Preferred Stock		Additional Paid-in	Accumulated	Shares to	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Shares	be Issued	Capital	Deficit	Be Issued	Shares	Amount	(Deficit)
Balance, February 28, 2021	3,552,502	$35,525	1,105,679	$11,057	—	$—	$2,679,855	$(5,119,824)	—	39,975	$(42,454)	$(2,435,841)
Common stock issued for director services	400,000	4,000	—	—	—	—	44,000	—	—	—	—	48,000
Forgiveness of related party debt	—	—	—	—	—	—	2,346,971	—	—	—	—	2,346,971
Common stock issued for services	475,000	4,750	—	—	—	—	210,500	—	—	—	—	215,250
Common stock sold for cash	2,400,000	24,000	—	—	—	—	216,000	—	—	—	—	240,000
Common stock issued for loans payable – related party	318,700	3,187	—	—	—	—	156,163	—	—	—	—	159,350
Conversion of preferred stock to common stock	—	—	—	—	—	—	—	—	1,699,146	—	—	1,699,146
Net Loss	—	—	—	—	—	—	—	(2,073,390)	—	—	—	(2,073,390)
Balance, February 28, 2022 (restated)	7,142,202	71,462	1,105,679	11,057	—	—	5,653,489	(7,193,214)	1,699,146	39,975	(42,454)	199,486
Common stock issued for director services	250,000	2,500	—	—	—	—	65,000	—	—	—	—	67,500
Common stock issued for officer compensation	500,000	5,000	—	—	—	—	130,000	—	—	—	—	135,000
Common stock issued for services – related party	500,000	5,000	—	—	—	—	130,000	—	—	—	—	135,000
Common stock issued for services	250,000	2,500	—	—	—	—	65,000	—	—	—	—	67,500
Shares issued for pending acquisition	26,089,758	260,898	—	—	2,000,000	20,000	(280,898)	—	—	—	—	—
Common stock and warrants sold for cash	11,000,000	110,000	—	—	—	—	550,000	—	—	—	—	660,000
Conversion of preferred stock to common stock	1,699,146	16,991	(1,105,679)	(11,057)	—	—	1,693,212	—	(1,699,146)	—	—
Net Loss	—	—	—	—	—	—	—	(597,305)	—	—	—	(597,305)
Balance, February 28, 2023	48,478,678	$474,351	—	$—	2,000,000	$20,000	$8,005,803	$(7,790,519)	—	39,975	$(42,454)	$667,181

The accompanying notes are an integral part of these financial statements.

F-5

UNITED STATES BASKETBALL LEAGUE, INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	February 28,
	2023	2022
Cash Flows from Operating Activities:

Net loss	$(597,305)	$(2,073,390)
Adjustments to reconcile net loss to net cash used in operating activities:
Gain on forgiveness of debt	—	(55,270)
Loss on conversion of debt – related party	—	127,480
Preferred stock expense	—	1,699,145
Common stock granted for director fees	67,500	48,000
Common stock granted for officer compensation	135,000	—
Common stock issued for services – related party	135,000
Common stock issued for services	67,500	183,043
Changes in operating assets and liabilities:
Prepaids	31,673	—
Accounts payable and accrued expenses	(38)	(46,997)
Net cash used in operating activities	(160,670)	(117,989)

Cash Flows from Investing Activities
Loan receivable – related party	(50,000)	—
Net cash used in investing activities	(50,000)	—

Cash Flows from Financing Activities:
Increase in due to related parties	—	58,670
Loan payable	—	3,581
Repayment of loan payable	—	(3,581)
Cash proceeds from sale of common stock	660,000	240,000
Net cash provided by financing activities	660,000	298,670

Net change in cash	449,330	180,681
Funds held in escrow	(553,000)	—
Cash, beginning of year	180,756	75
Cash, end of year	$77,086	$180,756

Supplemental disclosures of cash flow information:
Interest paid	$—	$—
Income tax paid	$—	$—
Supplemental disclosure of non-cash financing activity:
Related party loans converted to common stock	$—	$31,870

The accompanying notes are an integral part of these financial statements.

F-6

UNITED STATES BASKETBALL LEAGUE, INC.

NOTES TO FINANCIAL STATEMENTS

FEBRUARY 28, 2023

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

United States Basketball League, Inc. (“SPEV (formerly “USBL”)”, “the Company”) was incorporated in Delaware on May 29, 1984 as a wholly owned subsidiary of Meisenheimer Capital, Inc. (“MCI”) for the purpose of developing and managing a professional basketball league, the United States Basketball League (the “League”). Prior to the pending merger, SPEV has primarily engaged in selling franchises and managing the League. From 1985 and up to the present time, SPEV has sold a total of approximately forty active franchises (teams), a vast majority of which were terminated for non-payment of their respective franchise obligations.

On April 7, 2021, through a series of Stock Purchase Agreements (the “Purchase Agreements”), the majority owners of the Company, Richard C. Meisenheimer, Daniel T. Meisenheimer, III, James Meisenheimer, Meisenheimer Capital, Inc. and Spectrum Associates, Inc. (the “Sellers”) sold 2,704,007 common shares which it held, to a new investor group. The Sellers also sold 1,105,644 of SPEV’s preferred stock at a per share price of $.057 per share to EROP Enterprises, LLC. As a result of the sale of common and preferred stock by the Sellers, the Company experienced a change in control.

World Equity Markets acted in the capacity of a broker/dealer for the Purchase Agreements and was issued 125,000 shares of common stock for its services, and Verde Capital was issued 150,000 shares for Consulting Services. Effective April 7, 2021, the Board of Directors accepted the resignation of Daniel T. Meisenheimer, III as Chairman of the Board of Directors and President of the Company. Effective April 7, 2021, Saeb Jannoun was appointed to fill the vacancy following the resignation of Daniel T. Meisenheimer, III as Chairman of the Board of Directors and President of the Company. Mr. Michael Pruitt also joined the Board.

On November 23, 2022, SPEV entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Shurepower, LLC d/b/a Shorepower Technologies, Inc. (“Shorepower”) under which Shorepower will be merged with and into SPEV subject to several closing conditions, including satisfactory completion of due diligence reviews by each party to the Merger Agreement, Shorepower providing SPEV with the most recent two years of audited financial statements by a PCAOB auditor, SPEV authorizing a new class of Series B preferred stock with each Series B preferred share having the voting power of 40 shares of SPEV common stock, SPEV completing a stock and warrant financing to have a minimum of $480,000 in cash at closing (the “SPEV Pre-Merger Financing”) and SPEV not having any debt or contingent liabilities of any kind at the time of the closing.

The closing occurred on March 22, 2023.

Shorepower is a transportation electrification infrastructure manufacturer of Electric Vehicle Supply Equipment (EVSE), Truck Stop Electrification (TSE) and electric standby Transport Refrigeration Unit (eTRU) stations. They have 60 operational TSE facilities with over 1,800 individual electrified parking spaces in 31 states. Shorepower’s stations are EPA SmartWay-Verified and CARB-Verified. Shorepower is a New York limited liability company with headquarters in Hillsboro (Portland Area), Oregon and an office in Detroit, Michigan metro area. Shorepower is a certified minority owned business enterprise (MBE). The Shorepower management team is comprised of a group of seasoned individuals with knowledge of technology, transportation and heavy-duty vehicles and nearly two decades working together. Combined, the team has managed over $16 million in government contracts and grant funds to deploy transportation electrification throughout the nation.

The Company changed its name to Shorepower Technology, Inc. effective June 20, 2023.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

F-7

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s accounting estimates include the collectability of receivables, useful lives of long-lived assets and recoverability of those assets, impairment in fair value of goodwill.

Concentration of Credit Risk

We maintain our cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. We continually monitor our banking relationships and consequently have not experienced any losses in our accounts. We believe we are not exposed to any significant credit risk on cash.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents for the years ended February 28, 2023 or 2022.

Fair Value of Financial Instruments

The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1:	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.
Level 2:	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.
Level 3:	Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements on February 28, 2023 and 2022.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period. The weighted average number of common shares outstanding and potentially outstanding common shares assumes that the Company incorporated as of the beginning of the first period presented.

F-8

Income Taxes

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to tax net operating loss carryforwards. The deferred tax assets and liabilities represent the future tax return consequences of these differences, which will either be taxable or deductible when assets and liabilities are recovered or settled, as well as operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established against deferred tax assets when in the judgment of management, it is more likely than not that such deferred tax assets will not become available. Because the judgment about the level of future taxable income is dependent to a great extent on matters that may, at least in part, be beyond the Company’s control, it is at least reasonably possible that management’s judgment about the need for a valuation allowance for deferred taxes could change in the near term.

Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed in the Company’s tax returns that do not meet these recognition and measurement standards. As of February 28, 2023, and 2022, no liability for unrecognized tax benefits was required to be reported.

Revenue Recognition

In 2014, the FASB issued guidance on revenue recognition (“ASC 606”), with final amendments issued in 2016. The underlying principle of ASC 606 is to recognize revenue to depict the transfer of goods or services to customers at the amount expected to be collected. ASC 606 creates a five-step model that requires entities to exercise judgment when considering the terms of contracts, which includes (1) identifying the contracts or agreements with a customer, (2) identifying our performance obligations in the contract or agreement, (3) determining the transaction price, (4) allocating the transaction price to the separate performance obligations, and (5) recognizing revenue as each performance obligation is satisfied. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the services it transfers to its clients. The Company has concluded that the new guidance did not require any significant change to its revenue recognition processes.

Recently Issued Accounting Pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has an accumulated deficit of $7,790,519, with minimal revenue generated. Due to these conditions, it raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 4 – RELATED PARTY TRANSACTIONS

During the year ended February 28, 2022, Saeb Jannoun, CEO, advanced the Company $3,000 for general operating expenses. The advance was non-interest bearing and due on demand. On July 26, 2021, Mr. Jannoun converted the $3,000 into 30,000 shares of common stock. The shares were valued at $0.50, the closing stock price on the date of conversion, for a loss on conversion of debt of $12,000.

During the year ended February 28, 2022, EROP Enterprises LLC (“EROP”), a significant shareholder, advanced the Company $28,870 for general operating expenses. The advance was non-interest bearing and due on demand. On July 26, 2021, EROP converted $28,870 into 288,700 shares of common stock. The shares were valued at $0.50, the closing stock price on the date of conversion, for a loss on conversion of debt of $115,480.

F-9

On April 7, 2021, the Company issued 200,000 restricted shares of common stock each to two of its directors for services. The shares were valued at $0.12, the closing stock price on the date of grant, for total non-cash expense of $48,000.

During the year ended February 28, 2022, EROP purchased 1,475,000 shares of common stock for $147,500. In addition, the Company granted 200,000 shares of common stock to EROP for services per the terms of a consulting agreement. The shares were valued at $0.52, the closing stock price on the date of grant, for total non-cash expense of $104,000. The expense was being amortized over the one-year term of the service agreement with EROP. As of February 28, 2022, the Company recognized $73,667 of the expense.

From February 1, 2022 through February 28, 2022, EROP provided consulting services for total cash compensation of $7,000.

During the year ended February 28, 2022, the Company was engaged by a relative of a shareholder to provide consulting services. As of February 28, 2022, the Company has recorded $5,000 of consulting revenue for services provided.

During the year ended February 28, 2023, the Company granted 500,000 shares of common stock to EROP for services per the terms of a consulting agreement. The shares were valued at $0.27, the closing stock price on the date of grant, for total non-cash expense of $135,000.

During the year ended February 28, 2023, the Company granted 500,000 shares of common stock to Thirty-05, LLC, a company owned by Saeb Jannoun, its CEO, for officer and director services. The shares were valued at $0.27, the closing stock price on the date of grant, for total non-cash expense of $135,000.

During the year ended February 28, 2023, the Company granted 250,000 shares of common stock to Michael Pruitt for director services. The shares were valued at $0.27, the closing stock price on the date of grant, for total non-cash expense of $67,500.

On February 23, 2023, pursuant to the terms of the merger with Shorepower, the Company granted 2,000,000 shares of Series B preferred stock and 26,089,758 shares of its common stock to Jeff Kim, the CEO of Shorepower.

During Q4 2022, the Company advanced $50,000 to Shorepower for operating expenses. The advance was made as part of the merger agreement (see Note 11) and is non-interest bearing. The advance will be eliminated upon consolidation of the financial statements of the Company and Shorepower in the first quarter of fiscal year 2024.

NOTE 5 – DUE TO PRIOR RELATED PARTIES

On April 7, 2021, as part of the purchase and sale agreement, the principals of MCI consisting of Daniel Meisenheimer III, Richard Meisenheimer and their affiliated entities agreed to cancel previously issued and outstanding loans made to the Company.

Spectrum Associates agreed to cancel indebtedness in the amount of $1,318,789 and the principals (D. Meisenheimer III and R. Meisenheimer) and their other affiliates agreed to cancel indebtedness in the amount of $815,590.

As a result of the debt cancellation the Company recognized a gain on the forgiveness of debt of $55,270 and credited $2,346,971 to additional paid in capital.

NOTE 6 – COMMON STOCK

On April 29, 2021, the Company issued 125,000 shares of common stock to World Equity Markets who acted in the capacity of a broker/dealer for the Purchase Agreements (Note 1). The shares were valued at $0.71, the closing stock price on the date of grant, for total non-cash expense of $88,750. The expense is being amortized over the six-month term of the service agreement with World Equity Markets. As of February 28, 2022, the Company recognized $88,750 of the expense.

On April 6, 2021, the Company issued 150,000 shares of common stock to Verde Capital, LLC for consulting services. The shares were valued at $0.15, the closing stock price on the date of grant, for total non-cash expense of $22,500. The expense is being amortized over the one-year term of the service agreement with Verde Capital, LLC. As of February 28, 2022, the Company recognized $19,688 of the expense.

During the year ended February 28, 2022, the Company sold 2,400,000 shares of common stock for total cash proceeds of $240,000.

F-10

On May 18, 2021, the Company increased its authorized shares of common stock to 100,000,000 shares.

During the year ended February 28, 2023, the Company granted 250,000 shares of common stock to Millennial Investments, LLC for consulting services per the terms of a consulting agreement. The shares were valued at $0.27, the closing stock price on the date of grant, for total non-cash expense of $135,000.

On February 17, 2023, the Company sold 11,000,000 shares of common stock through the purchase of units at a price of $0.06 per unit, each unit consisting of one share of its common stock and one warrant to purchase shares of its common stock, for total proceeds of $660,000. Funds held at escrow after deducting legal and investor relation expenses was $553,000 as of February 28, 2023.

On March 4, 2023, 1,105,679 shares of Series A Preferred stock were cancelled and 1,699,146 shares of common stock were issued (Note 7).

Refer to Note 4 for shares issued to a related party.

NOTE 7 – PREFERRED STOCK

On May 18, 2021, the Company increased its authorized shares of Preferred Stock from 2,000,000 to 10,000,000 shares.

There are 1,105,644 shares designated as Series A preferred stock (“Series A”). Each share of the Series A has five votes, is entitled to a 2% cumulative annual dividend, and is convertible at any time into shares of common stock. On February 28, 2022, EROP converted its 1,105,679 shares of Series A Preferred stock into 1,699,146 shares of common stock. As a result of the conversion, the Company recognized interest expense of $1,699,146. The conversion was not processed by the transfer agent until March 4, 2022, therefore, although the expense has been recognized as of February 28, 2022, the conversion was not reflected in the shares outstanding.

As of February 28, 2023, there were no shares of Series A issued and outstanding.

As part of the contemplated merger, the Company designated 2,000,000 of its 10,000,000 shares of authorized preferred stock as Series B preferred. Each Series B preferred share will have voting power of 40 shares of the Company’s common stock. The Series B preferred will have no conversion feature.

Refer to Note 4 for shares issued to a related party.

NOTE 8 – WARRANTS

On February 17, 2023, the Company sold 11,000,000 shares of common stock through the purchase of units at a price of $0.06 per unit, each unit consisting of one share of common stock and one warrant to purchase common stock, for total proceeds of $660,000. The Warrants are exercisable for shares of the Company’s common stock at a price of $0.25 per share and expire two years from the date of issuance. The warrants are callable by the Company if its common stock trades at $0.75 for at least 20 trading days and at a volume of not less than 30,000 shares per day. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $524,737, which has been accounted for in additional paid in capital.

In accordance to ASC 815-40, an equity-linked financial instrument can be classified in equity only if it (1) is indexed to the reporting entity’s own stock and (2) meets all other conditions for equity classification. The warrants are classified as equity instruments because a fixed amount of cash is exchanged for a fixed amount of equity.

The fair value of the warrants was determined using the Black-Scholes option pricing model which requires the input of subjective assumptions, the expected life of the warrants, and the expected stock price volatility. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The assumptions used to determine the fair value of the Warrants as follows:

	Years Ended February 28,
	2023	2022
Expected life (years)	2	N/A
Risk-free interest rate	4.78%	N/A
Expected volatility	224.92%	N/A
Dividend yield	0%	N/A

The expected life of the warrants was estimated using the “simplified method,” as the Company has no historical information to develop reasonable expectations about future exercise patterns for its warrant grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The expected life of awards that vest immediately use the contractual maturity since they are vested when issued.

For stock price volatility, the Company calculated its expected volatility based on the historical closing price of its common stock, par value $0.01 per share. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the warrant at the grant-date.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Intrinsic Value
Outstanding, February 28, 2022	—	—	—
Issued	11,000,000	$0.25	2
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding, February 28, 2023	11,000,000	$0.25	1.97	$2,519,000

NOTE 9 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company has evaluated Staff Accounting Bulletin No. 118 regarding the impact of the decreased tax rates of the Tax Cuts & Jobs Act. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. The U.S. federal income tax rate of 21% is being used.

F-11

Net deferred tax assets consist of the following components as of February:

	2023	2022
Deferred tax assets:
NOL Carryover	$(345,100)	$(295,000)
Related Party Accruals	–	–
Less: valuation allowance	345,100	295,000
Net deferred tax asset	$–	$–

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income from continuing operations for the period ended February 28, due to the following:

	2023	2022
Deferred Tax Assets:
Book Loss	$(125,400)	$(435,400)
Related Party Accruals	–	(453,500)
Other nondeductible expenses	85,100	341,700
Less valuation allowance	40,300	547,200
	$–	$–

At February 28, 2023, the Company had net operating loss carry forwards of approximately $1,327,000 that may be offset against future taxable income. NOLs from tax years up to 2017 can be carried forward twenty years. Under the CARES Act, the Company carry forward NOLs indefinitely for NOLs generated in a tax year beginning after 2017, that remain after they are carried back to tax years in the five-year carryback period. No tax benefit has been reported in the February 28, 2023, financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. With few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2016.

NOTE 10 – RESTATEMENT

The balance sheet as of February 28, 2022, was being restated to correctly present 1,105,679 shares of Series A preferred stock that were converted into 1,699,146 shares of common stock. The conversion, although effective on February 28, 2022, the common shares were not processed and issued by the transfer agent until March 4, 2022. The restatement had no impact on the statement of operations and the statement of cash flows for the year ended February 28,2022.

F-12

As of February 28, 2022
	As Reported	Adjusted	As Restated

Current Assets:
Cash	$180,756	$—	$180,756
Prepaid stock for services	32,208	—	32,208
Total Assets	$212,964	$—	$212,964

Current Liabilities:
Accounts payable	$13,478	$—	$13,478
Total Current Liabilities	13,478	—	13,478

Stockholders’ Equity (Deficit):
Series A preferred stock, $0.01 par value, 1,105,644 shares issued and outstanding	—	11,057	11,057
Common stock, $0.01 par value, 100,000,000 shares authorized; 7,146,202	88,453	(16,991)	71,462
Additional paid-in capital	7,346,701	(1,693,212)	5,653,489
Common shares to be issued	—	1,699,146	1,699,146
Accumulated deficit	(7,193,214)	—	(7,193,214)
Treasury stock, at cost; 39,975 shares of common stock	(42,454)	—	(42,454)
Total Stockholders’ Equity	199,486	—	199,486
Total Liabilities and Stockholders’ Deficit	$212,964	$—	$212,964

In addition, a disclosure was added to Note 4, for $7,000 consulting services paid to EROP, a related party of the Company, for the year ended February 28, 2022.

NOTE 11 – SUBSEQUENT EVENTS

The Company’s Agreement and Plan of Merger (the “Merger Agreement”) with Shurepower, LLC d/b/a Shorepower Technologies (“Shorepower”) under which Shorepower was merged with and into SPEV (the “Merger”) was closed on March 22, 2023.

Under the terms of the Merger Agreement, Shorepower now owns 55% of the issued and outstanding shares of SPEV common stock that includes the sale of 11,000,000 shares of SPEV common stock sold under the SPEV Pre-Merger Financing that raised $660,000 (Note 5). Shorepower has received 2,000,000 shares of a Series B Preferred stock (Note 5) and the right to receive the following additional shares of SPEV common stock upon achieving the following milestones: (i) an additional 2.5% of the issued and outstanding SPEV Common Stock upon the completion of either (a) the conversion of 75 existing connection points to Level 2 or greater or the (b) installation of 75 new connection points to revenue producing stations in the first 12 months or some combination of the two yielding 75 units, (ii) an additional 2.5% of the of the issued and outstanding SPEV Common Stock upon (a) the application for $10M in grants and/or the (b) the award of $1.0 million in grants in the first 18 months; (iii) an additional 2.5% of the issued and outstanding SPEV common stock outstanding upon the completion of acquisitions in the first 24 months generating no less than $3.0 million in gross revenues and (iv) an additional 500,000 shares of SPEV common stock upon acquiring or hiring the following key personnel in the first six months after the effective date of the merger: (a) three or more qualified Board members and (b) at least three of the following four individuals having the following qualifications: one sales/marketing person, one grant writer/Government relations person, one technician/maintenance person and one software programmer/engineer.

Following the closing of the merger between SPEV and Shorepower, Shorepower has transferred its current debt obligations of $1,400,000 to SPEV. Shorepower agreed that in assuming its management of SPEV that it shall not pay more than $2,000 per month from the proceeds of the SPEV Pre-Merger Financing towards reduction of such debt obligations for the first 12 months and that the compensation of SPEV’s new CEO will not exceed $10,000 per month for the first nine months after the merger is effective. The Company has agreed to repay $10,000 a month towards the loans due to the CEO.

Effective on the date of closing the merger, Saeb Jannoun and Michael D. Pruitt resigned as directors of the Company, and Mr. Jannoun resigned as the CEO. Jeff Kim was appointed as the sole officer and director.

Effective June 20, 2023, the Company’s name was changed to Shorepower Technologies Inc and its ticker symbol to SPEV.

F-13

SHOREPOWER TECHNOLOGIES INC.

(Formerly United States Basketball League, Inc.)

CONDENSED BALANCE SHEETS

	May 31,	February 28,
	2023	2023
	(unaudited)
ASSETS
Current Assets:
Cash	$517,898	$114,851
Funds held in escrow	—	553,000
Accounts receivable	2,500	—
Prepaids	6,650	535
Inventory	14,269	6,880
Total Current Assets	541,317	$675,266

Non-Current Assets:
Other asset	1,000	1,000
Total non-current assets	1,000	1,000

Total Assets	$542,317	$676,266

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$69,438	$106,394
Accrued officer compensation – related party	50,000	20,000
Accrued interest – related party	16,092	—
Notes payable – related party	116,774	105,689
Note payable	111,395	111,395
Total Current Liabilities	363,699	343,478

Notes payable, net of current portion – related party	1,145,224	1,184,309

Total Liabilities	1,508,923	1,527,787

Stockholders’ Deficit:
Preferred stock, $0.01 par value, 6,894,356 shares authorized; no shares issued and outstanding	—	—
Series A preferred stock, $0.01 par value, 1,105,644 shares designated; no shares issued and outstanding, respectively	—	—
Series B preferred stock, $0.01 par value, 2,000,000 shares designated; 2,000,000 shares issued and outstanding, respectively	20,000	20,000
Common stock, $0.01 par value, 100,000,000 shares authorized; 48,478,678 shares issued and outstanding	474,351	474,351
Additional paid-in capital	615,284	615,284
Common shares to be issued	—	—
Accumulated deficit	(2,033,787)	(1,918,702)
Treasury stock, at cost; 39,975 shares of common stock	(42,454)	(42,454)
Total Stockholders’ Deficit	(966,606)	(851,521)
Total Liabilities and Stockholders’ Deficit	$542,317	$676,266

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-14

SHOREPOWER TECHNOLOGIES INC.

(Formerly United States Basketball League, Inc.)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended
	May 31,
	2023	2022
Revenue, net	$10,299	$3,043
Cost of revenue	10,886	10,695
Gross margin	(587)	(7,652)

Operating Expenses:
Professional fees	14,135	4,656
General and administrative	54,311	12,032
Officer compensation	30,000	31,200
Total operating expenses	98,446	47,888

Loss from Operations	(99,033)	(55,540)

Other Income (Expense):
Other income	40	—
Interest expense	(16,092)	—
Impairment of fixed asset	—	(46,063)
Total other expense	(16,052)	(46,063)

Net loss	$(115,085)	$(101,603)

Loss per Common Share: Basic and Diluted	$(0.04)	$(0.01)

Weighted Average Number of Common Shares Outstanding: Basic and Diluted	48,478,678	8,845,348

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-15

SHOREPOWER TECHNOLOGIES INC.

(Formerly United States Basketball League, Inc.)

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE MONTHS ENDED MAY 31, 2023 and 2022

(Unaudited)

	Common Stock		Series B Preferred Stock		Additional Paid-in	Accumulated	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Shares	Amount	(Deficit)
Balance, February 28, 2023	48,478,678	$474,351	2,000,000	$20,000	$615,284	$(1,918,702)	39,975	$(42,454)	$(851,521)
Net Loss	—	—	—	—	—	(115,085)	—	—	(115,085)
Balance, May 31, 2023	48,478,678	$474,351	2,000,000	$20,000	$615,284	$(2,033,787)	39,975	$(42,454)	$(966,606)

	Common Stock		Series A Preferred Stock		Additional Paid-in	Accumulated	Common Shares To be	Treasury Stock		Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	Issued	Shares	Amount	(Deficit)
Balance, February 28, 2022	7,142,202	$71,462	1,105,644	$11,057	$(1,539,725)	$(1,605,572)	$1,699,146	39,975	$(42,454)	$(1,406,086)
Conversion of preferred stock to common stock	1,699,146	16,991	(1,105,644)	(11,057)	1,693,212	—	(1,699,146)	—	—	—
Net Loss	—	—	—	—	—	(101,603)	—	—	—	(101,603)
Balance, May 31, 2022	8,841,348	$88,453	—	$—	$153,487	$(1,707,175)	$—	39,975	$(42,454)	$(1,507,689)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-16

SHOREPOWER TECHNOLOGIES INC.

(Formerly United States Basketball League, Inc.)

STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Three Months Ended
	May 31,
	2023	2022
Cash Flows from Operating Activities:

Net loss	$(115,085)	$(101,603)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment expense	—	46,063
Changes in operating assets and liabilities:
Accounts receivable	(2,500)	—
Inventory	(7,389)	9
Prepaids	(6,115)	(11,643)
Accounts payable and accrued expenses	(36,956)	(61,413)
Accrued interest – related party	16,092	—
Accrued officer compensation	30,000	31,200
Net cash used in operating activities	(121,953)	(97,387)

Cash Flows from Investing Activities	—	—

Cash Flows from Financing Activities:
Repayment of related party loan	(28,000)	(3,000)
Net cash provided by financing activities	(28,000)	(3,000)

Net change in cash	(149,953)	(100,387)
Cash, beginning of period	114,851	319,980
Funds held in escrow, beginning of period	553,000	—
Cash, end of period	$517,898	$219,593

Supplemental disclosures of cash flow information:
Interest paid	$—	$—
Income tax paid	$—	$—

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-17

SHOREPOWER TECHNOLOGIES INC.

(Formerly United States Basketball League, Inc.)

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

May 31, 2023

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Shorepower Technologies Inc. (“SPEV” “Shorepower” “the Company”) (formerly United States Basketball League, Inc) was incorporated in Delaware on May 29, 1984, as a wholly owned subsidiary of Meisenheimer Capital, Inc. (“MCI”) for the purpose of developing and managing a professional basketball league, the United States Basketball League (the “League”).

On April 7, 2021, through a series of Stock Purchase Agreements (the “Purchase Agreements”), the majority owners of the Company, Richard C. Meisenheimer, Daniel T. Meisenheimer, III, James Meisenheimer, Meisenheimer Capital, Inc. and Spectrum Associates, Inc. (the “Sellers”) sold 2,704,007 common shares which it held, to a new investor group. The Sellers also sold 1,105,644 of SPEV’s preferred stock at a per share price of $.057 per share to EROP Enterprises, LLC. As a result of the sale of common and preferred stock by the Sellers, the Company experienced a change in control.

World Equity Markets acted in the capacity of a broker/dealer for the Purchase Agreements and was issued 125,000 shares of common stock for its services, and Verde Capital was issued 150,000 shares for Consulting Services. Effective April 7, 2021, the Board of Directors accepted the resignation of Daniel T. Meisenheimer, III as Chairman of the Board of Directors and President of the Company. Effective April 7, 2021, Saeb Jannoun was appointed to fill the vacancy following the resignation of Daniel T. Meisenheimer, III as Chairman of the Board of Directors and President of the Company. Mr. Michael Pruitt also joined the Board.

The Company’s Agreement and Plan of Merger (the “Merger Agreement”) with Shurepower, LLC d/b/a Shorepower Technologies under which Shorepower was merged with and into SPEV (the “Merger”), pursuant to which SPEV shall continue as the surviving corporation, was closed on March 22, 2023.

Under the terms of the Merger Agreement, Jeff Kim, the prior CEO of Shurepower, LLC and the current CEO of the Company, now owns 26,089,758 of the issued and outstanding shares of the Company’s common stock. 11,000,000 shares of common stock was sold under the Pre-Merger Financing that raised $660,000. Mr. Kim has received 2,000,000 shares of a Series B Preferred stock and the right to receive the following additional shares of SPEV common stock upon achieving the following milestones: (i) an additional 2.5% of the issued and outstanding SPEV Common Stock upon the completion of either (a) the conversion of 75 existing connection points to Level 2 or greater or the (b) installation of 75 new connection points to revenue producing stations in the first 12 months or some combination of the two yielding 75 units, (ii) an additional 2.5% of the of the issued and outstanding SPEV Common Stock upon (a) the application for $10M in grants and/or the (b) the award of $1.0 million in grants in the first 18 months; (iii) an additional 2.5% of the issued and outstanding SPEV common stock outstanding upon the completion of acquisitions in the first 24 months generating no less than $3.0 million in gross revenues and (iv) an additional 500,000 shares of SPEV common stock upon acquiring or hiring the following key personnel in the first six months after the effective date of the merger: (a) three or more qualified Board members and (b) at least three of the following four individuals having the following qualifications: one sales/marketing person, one grant writer/Government relations person, one technician/maintenance person and one software programmer/engineer.

We accounted for the merger transaction as a recapitalization resulting from the acquisition by a non-operating public company that is not a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934). This accounting treatment as a recapitalization is consistent with Commission guidance promulgated in staff speeches and the SEC Reporting Manual, Topic 12 on Reverse Acquisitions and Recapitalizations. As such, the transaction is outside the scope of FASB ASC 805. Specifically, the Merger transaction was treated as a reverse recapitalization in which the entity that issues securities (the legal acquirer) is determined to be the accounting acquiree, while the entity receiving securities (the legal acquiree) is the accounting acquirer.

Under reverse merger accounting (i.e., recapitalization), historical financial statements of Shurepower, LLC (the legal acquiree, accounting acquirer), are presented with one adjustment, which is to retroactively adjust the accounting acquirer’s legal capital to reflect the legal capital of the accounting acquiree. That adjustment is required to reflect the capital of the legal parent (the accounting acquiree). Comparative information presented in the consolidated financial statements also is retroactively adjusted to reflect the legal capital of the legal parent (accounting acquiree).

As a result of the merger transaction the Company reduced its accumulated deficit and increased its additional paid in capital by approximately $5,872,000.

Effective on the date of closing the merger, Saeb Jannoun and Michael D. Pruitt resigned as directors of the Company, and Mr. Jannoun resigned as the CEO. Jeff Kim was appointed as the sole officer and director.

Effective June 20, 2023, the Company’s name was changed to Shorepower Technologies Inc and its ticker symbol to SPEV.

F-18

The Company is a transportation electrification infrastructure manufacturer of Electric Vehicle Supply Equipment (EVSE), Truck Stop Electrification (TSE) and electric standby Transport Refrigeration Unit (eTRU) stations. They have 60 operational TSE facilities with over 1,800 individual electrified parking spaces in 31 states. Shorepower’s stations are EPA SmartWay-Verified and CARB-Verified. The Company has headquarters in Hillsboro (Portland Area), Oregon and an office in Detroit, Michigan metro area. Shorepower is a certified minority owned business enterprise (MBE). The Company’s management team is comprised of a group of seasoned individuals with knowledge of technology, transportation and heavy-duty vehicles and nearly two decades working together. Combined, the team has managed over $16 million in government contracts and grant funds to deploy transportation electrification throughout the nation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited Interim Financial Information

The accompanying unaudited financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission (“SEC”), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s latest Annual Report on Form 10-K filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of operations for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year, as reported in the Form 10-K for the fiscal year ended February 28, 2023, have been omitted. The condensed consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s accounting estimates include the collectability of receivables, useful lives of long-lived assets and recoverability of those assets, impairment in fair value of goodwill.

Inventory

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The Company periodically assesses if any of the inventory has become obsolete or if the value has fallen below cost. When this occurs, the Company recognizes an expense for inventory write down. Total inventory at May 31, 2023 and February 28, 2023, was $14,269 and $6,880, respectively.

Revenue Recognition

The Company follows ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. The Company generated revenues from selling power vending stations (charging stations).

The Company considers its performance obligations satisfied upon shipment and/or delivery of the purchased products to the customer. The Company evaluates returns from customers purchasing product on a case-by-case basis and generally will issue replacement product in the limited cases of product returns. The Company has no policy requiring cash refunds.

Cost of Revenue

Cost of revenues includes actual product cost, labor, if any, and direct overheard, which is applied on a per unit basis.

F-19

Accounts Receivable

Revenues that have been recognized but not yet received are recorded as accounts receivable. Losses on receivables will be recognized when it is more likely than not that a receivable will not be collected. An allowance for estimated uncollectible amounts will be recognized to reduce the amount of receivables to its net realizable value when needed. As of May 31, 2023, management has determined that an allowance for doubtful accounts is not required as all amounts are considered to be collectible.

Recently Issued Accounting Pronouncements

The Company has implemented all new applicable accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has an accumulated deficit of $2,033,787, with minimal revenue generated. Due to these conditions, it raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 4 – LOAN PAYABLE

As of May 31, 2023 and February 28, 2023, the Company has a loan payable to a third party of $111,395 and $111,395, respectively. The loan is non-interest bearing and due on demand.

NOTE 5 – RELATED PARTY TRANSACTIONS

On February 15, 2022, the Company issued a Promissory Note to Jeff Kim, in the amount of $200,000 for funds loaned to the Company on February 15, 2022. The note matures in twenty years and accrues interest at 6.58% per annum. The Company began monthly payments of $1,500 on April 1, 2022. As of May 31, 2023 and February 28, 2023, the balance due on this note is $170,444 and $185,000, respectively.

On March 1, 2022, the Company issued a Promissory Note to Jeff Kim, in the amount of $253,954. The amount of the note is the balance due to Mr. Kim for loans to the Company beginning in 2017. The note matures in ten years and accrues interest at 6.63% per annum beginning April 1, 2023. The Company is to begin monthly payments of principal and interest of $2,900 on April 1, 2023, or within one year without penalty. As of May 31, 2023, there is $253,954 and $2,814 of principal and interest due on this note, respectively.

On December 31, 2022, the Company issued a Promissory Note to Jeff Kim, in the amount of $1,237,600. The amount of the note is the balance due to Mr. Kim for accrued compensation. The note matures in ten years and accrues interest at 6.42% per annum beginning April 1, 2023. The Company is to begin monthly payments principal and interest of $14,000 on April 1, 2023, or within one year without penalty. On December 31, 2022, Mr. Kim forgave $400,000 of the principal amount of the note. As of May 31, 2023, there is $837,600 and $13,279 of principal and interest due on this note, respectively.

On March 22, 2023, the Company entered into an executive employment agreement with its executive officer, Jeff Kim. Under the terms of his employment agreement, Mr. Kim’s annual base salary is $200,000 but payment of such salary is subject to the cash flow of the Company as determined by the Board and agreed to by Mr. Kim and any payment cannot exceed $10,000 per month for the nine months from the date of the employment agreement. Alternatively, Mr. Kim may elect to defer his salary and receive repayment of his current outstanding loans to the Company, not to exceed $10,000 per month, for nine months from the date of his employment agreement. As of May 31, 2023 and February 28, 2023, there is $50,000 and $20,000, of accrued compensation due to Mr. Kim.

F-20

NOTE 6 – COMMON STOCK

On February 17, 2023, the Company sold 11,000,000 shares of common stock through the purchase of units at a price of $0.06 per unit, each unit consisting of one share of its common stock and one warrant to purchase shares of its common stock, for total proceeds of $660,000. Funds held at escrow after deducting legal and investor relation expenses was $553,000 as of February 28, 2023. The funds held in escrow were transferred to the Company in March 2023.

NOTE 7 – PREFERRED STOCK

On May 18, 2021, the Company increased its authorized shares of Preferred Stock from 2,000,000 to 10,000,000 shares.

There are 1,105,644 shares designated as Series A preferred stock (“Series A”). Each share of the Series A has five votes, is entitled to a 2% cumulative annual dividend, and is convertible at any time into shares of common stock. On February 28, 2022, EROP converted its 1,105,644 shares of Series A Preferred stock into 1,699,146 shares of common stock. As a result of the conversion, the Company recognized interest expense of $1,699,146. The conversion was not processed by the transfer agent until March 4, 2022, therefore, although the expense was recognized as of February 28, 2022, the conversion was not reflected in the shares outstanding.

As of May 31, 2023, there were no shares of Series A issued and outstanding.

As part of the merger, the Company designated 2,000,000 of its 10,000,000 shares of authorized preferred stock as Series B preferred. Each Series B preferred share has voting power of 40 shares of the Company’s common stock. The Series B preferred will have no conversion feature.

NOTE 8 – WARRANTS

On February 17, 2023, the Company sold 11,000,000 shares of common stock through the purchase of units at a price of $0.06 per unit, each unit consisting of one share of common stock and one warrant to purchase common stock, for total proceeds of $660,000. The Warrants are exercisable for shares of the Company’s common stock at a price of $0.25 per share and expire two years from the date of issuance. The warrants are callable by the Company if its common stock trades at $0.75 for at least 20 trading days and at a volume of not less than 30,000 shares per day. Using the fair value calculation, the relative fair value for the warrants was calculated to determine the warrants recorded equity amount of $524,737, which has been accounted for in additional paid in capital.

In accordance to ASC 815-40, an equity-linked financial instrument can be classified in equity only if it (1) is indexed to the reporting entity’s own stock and (2) meets all other conditions for equity classification. The warrants are classified as equity instruments because a fixed amount of cash is exchanged for a fixed amount of equity.

The fair value of the warrants was determined using the Black-Scholes option pricing model which requires the input of subjective assumptions, the expected life of the warrants, and the expected stock price volatility. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

The assumptions used to determine the fair value of the Warrants as follows:

Year Ended February 28, 2023
Expected life (years)	2
Risk-free interest rate	4.78%
Expected volatility	224.92%
Dividend yield	0%

The expected life of the warrants was estimated using the “simplified method,” as the Company has no historical information to develop reasonable expectations about future exercise patterns for its warrant grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. The expected life of awards that vest immediately use the contractual maturity since they are vested when issued.

For stock price volatility, the Company calculated its expected volatility based on the historical closing price of its common stock, par value $0.01 per share. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the warrant at the grant-date.

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contract Term	Intrinsic Value
Outstanding, February 28, 2023	11,000,000	$0.25	2
Issued	—	$—	—
Cancelled	—	$—	—
Exercised	—	$—	—
Outstanding, May 31, 2023	11,000,000	$0.25	1.72	$1,430,000

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to May 31, 2023, and to the date these unaudited financial statements were issued and has determined that it does not have any subsequent events to disclose in these unaudited financial statements other than the following.

On June 28, 2023, the Company granted 1,043,572 shares of common stock to an unrelated third party for services.

On June 28, 2023, the Company granted 474,351 shares of common stock to an unrelated third party for services.

On June 28, 2023, the Company granted 237,175 shares of common stock to an unrelated third party for services.

F-21

Report of Independent Registered Public Accounting Firm

To the Members of Shurepower, LLC.

We have audited the accompanying balance sheets of Shurepower, LLC. d/b/a Shorepower Technologies (the “Company”) as of December 31, 2021, and 2020, the related statements of operations and cash flows, for each of the two years in the period ended December 31, 2021, and 2020, and the related notes collectively referred to as the “financial statements”.

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021, and 2020, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying financial statements have been prepared assuming the company will continue as a going concern as disclosed in Note 3 to the financial statement, the Company has negative working capital of $(1,515,024) for the year ended December 31, 2021, and an accumulated deficit of $(1,581,653) as at December 31, 2021. The continuation of the Company as a going concern through December 31, 2021, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing members or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the company ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB. We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

OLAYINKA OYEBOLA & CO.
(Chartered Accountants)
We have served as the Company’s auditor since November 2022.
February 1st, 2023.
Lagos, Nigeria

F-22

Shurepower, LLC.

Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS

Current Assets
Cash and cash equivalents	$3,538	$1,356
Inventory	4,269	6,431
Total Current Assets	7,807	7,787

Property and equipment, net	36,181	43,862
Intangible assets	6,013	3,165
Other assets	10,000	10,000
Total Other Assets	52,194	57,027

Total Assets	$60,001	$64,814

LIABILITIES AND MEMBERS EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued expenses	63,692	53,321
Related party payables	1,353,754	1,203,104
Loan payables	105,385	74,799
Total Current Liabilities	1,522,831	1,331,224

Non-current Liabilities
Deferred income	118,823	237,647
Total Liabilities	1,641,654	1,568,871
Members Equity / (Deficit)
Accumulated Deficit	(1,581,653)	(1,504,057)
Total Members Equity (Deficit)	(1,581,653)	(1,504,057)
Total Liabilities and Members (Deficit)	$60,001	$64,814

The accompanying notes are an integral part of these financial statements.

F-23

Shurepower, LLC.

Statements of Operations

	For the years ended December 31,
	2021	2020
Revenues	$150,378	$261,626
Cost of revenues	1,468	157,721
Gross profit	148,910	103,905

Operating expenses:
General and Administrative	227,457	248,818
Total operating expenses	227,457	248,818

Profit / (loss) from Operations	(78,547)	(144,913)

Other Income / (Expense):
Loan forgiveness	-	6,375
Other income	9,014	-
Interest expense	(8,063)	(6,482)
Total Other Income / (Expense)	951	(107)

Provisions for income taxes	-	-

Net loss	$(77,596)	$(145,020)

The accompanying notes are an integral part of these financial statements.

F-24

Shurepower, LLC.

Statements of Cash Flows

	For the years ended December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(77,596)	$(145,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	7,551	7,551
Loan forgiveness	-	(6,350)
Changes in operating assets and liabilities:
Accounts receivable	-	5,296
Inventory	(2,162)	6,069
Related party payables	144,874	31,524
Deferred income	(118,823)	(200,000)
Accounts payable and accrued expenses	20,924	263,376
Net Cash used in operating activities	(25,232)	(37,554)

CASH FLOWS FROM INVESTING ACTIVITIES
Net Cash used in financing activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:
Loan payable	30,586	36,695
Convertible Note payable	(3,172)	(3,466)
Net Cash provided by financing activities	27,414	33,229

INCREASE (DECREASE) IN CASH	2,182	(4,325)
CASH AT BEGINNING OF YEAR	1,356	5,681
CASH AT END OF YEAR	$3,538	$1,356

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest Paid	$-	$-
Taxes Paid	$-	$-

The accompanying notes are an integral part of these financial statements.

F-25

Shurepower, LLC.

Notes to the Financial Statements

December 31, 2021 and 2020

NOTE 1. DESCRIPTION OF BUSINESS

Shurepower, LLC. (the “Company”) was registered in the state of New York, on July 12, 2004.

The business purpose of the Company is to manufacture and sell transportation electrification equipment.

The Company’s registered office is located at 5291 NE Elam Young Pkwy, Suite 160, Hillsboro, OR 97124.

The Company’s founder and director is Jeff Kim.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal year

The Company has selected December 31 as its fiscal year end.

Basis of Presentation

The accompanying financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States (“GAAP”), and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

Use of Estimates

The preparation of these financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to long-lived assets and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

For financial accounting purposes, cash and cash equivalents are considered to be all highly liquid investments with a maturity of three (3) months or less at the time of purchase.

Inventory

Inventories are stated at the lower of cost or market. Cost is principally determined using the last-in, first-out (LIFO) method. The Company periodically assesses if any of the inventory has become obsolete or if the value has fallen below cost. When this occurs, the Company recognizes an expense for inventory write down. Total inventory at December 31, 2021 and 2020 was $4,269 and $6,431, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining term of the lease or the estimated useful life of the asset. Expenditures for repairs and maintenance are expensed as incurred.

F-26

Intangible Assets

The Company accounts for intangible assets under ASC 350-30, Intangibles – Goodwill and Other. Intangible assets are stated at cost less accumulated amortization. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. We review our long-lived assets, including intangibles, for impairment when events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. At each balance sheet date, we evaluate whether events and circumstances have occurred that indicate possible impairment. We use an estimate of future undiscounted net cash flows from the related asset or group of assets over their remaining life in measuring whether the assets are recoverable.

Stock-based Compensation

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 allows companies to account for nonemployee awards in the same manner as employee awards. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. We adopted this ASU on January 1, 2019. The adoption of ASU 2018-07 did not have a material impact on our financial statements.

Income taxes

The Company was treated as a partnership for federal and state income tax purposes with all income tax liabilities and/or benefits being passed through to its members. As such, no recognition of federal or state income taxes for the Company has been provided for the years ended December 31, 2021 and 2020.

As a limited liability company, the Company’s taxable income or loss is allocated to members in accordance with their respective percentage ownership. Therefore, no provision or liability for federal income taxes has been included in the financial statements. In the event of an examination of the Company’s tax return, the tax liability of the members could be changed if an adjustment in the Company’s income is ultimately sustained by the taxing authorities.

Revenue Recognition

The Company follows ASC 606, Revenue from Contracts with Customers, the core principle of which is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to receive in exchange for those goods or services. To achieve this core principle, five basic criteria must be met before revenue can be recognized: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when or as the Company satisfies a performance obligation. During the year ended December 31, 2021, the Company generated revenues from selling power vending stations (charging stations). The Company considers its performance obligations satisfied upon shipment and/or delivery of the purchased products to the customer. The Company evaluates returns from customers purchasing product on a case-by-case basis and generally will issue replacement product in the limited cases of product returns. The Company has no policy requiring cash refunds.

Cost of Revenue

Cost of revenues includes actual product cost, labor, if any, and direct overheard, which is applied on a per unit basis.

F-27

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, quoted market prices for identical or similar assets in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

●	Level 3 — inputs to the valuation methodology are unobservable.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash, accounts receivable, and prepaid expenses, short-term borrowings, accounts payable, due to related parties, and other payables and other current liabilities, approximate the fair value of the respective assets and liabilities as of December 31, 2021 based upon the short-term nature of the assets and liabilities.

Income Taxes

The Company has adopted ASC Topic 740 – Income Taxes, which requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method of ASC Topic 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Recent accounting pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

NOTE 3. GOING CONCERN

Covid-19 Pandemic

COVID-19 has caused significant disruptions to the global financial markets over the past several years, which impacted our ability to raise additional capital. Management is actively monitoring the situation but given the daily evolution of the COVID-19 outbreak, the Company is not able to fully estimate the effects of the COVID-19 outbreak on its planned operations or financial condition in the next 12 months. While significant uncertainty remains as the global pandemic appears to be on the decline, the Company believes it is possible that the COVID-19 outbreak will continue to have a negative impact on its ability to raise additional financing and may result in delays in fully implementing our plan of operations.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has negative working capital of $1,515,024 for the year ended December 31, 2021, and an accumulated deficit of $1,581,653 at December 31, 2021. The continuation of the Company as a going concern through December 31, 2021, is dependent upon improving the profitability and the continuing financial support from its stockholders. Management believes the existing members or external financing will provide the additional cash to meet the Company’s obligations as they become due.

These factors raise substantial doubt about the Company’s ability to continue as a going concern, without outside financing. These financial statements do not include any adjustments that might result from the outcome of the uncertainty.

F-28

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment, net consists of the following:

	December 31, 2021	December 31, 2020
Buildings	$235,842	$235,842
Computer	4,275	4,275
Equipment	25,617	25,617
TSE Pedestal	62,173	62,173
Total	327,907	327,907
Less: accumulated depreciation and amortization	(291,726)	(284,045)
Total property and equipment, net	$36,181	$43,862

Depreciation expense amounted to $7,551 and $7,551 for the years ended December 31, 2021 and 2020, respectively.

NOTE 5. LONG TERM LIABILITY

Long term liabilities consist of Climate Trust Unearned revenue of $118,823 and $237,647 as of December 31, 2021 and 2020 respectively.

NOTE 6. LOANS PAYABLE

As of December 31, 2021 and 2020, the Company has a loan payable to a third party of $105,385 and $74,799, respectively. The loan is non-interest bearing and due on demand.

NOTE 7. RELATED PARTY TRANSACTIONS

As of December 31, 2021 and 2020, the Company has accrued compensation due to Jeff Kim, CEO, of $1,112,800 and $988,000, respectively.

Since 2017, Mr. Kim has loaned funds to the Company to assist with operating expenses. The loans have been non-interest bearing and due on demand. As of December 31, 2021 and 2020, the balance due to Mr. Kim for the funds loaned to the Company is $240,954 and $215,104, respectively.

NOTE 8. SUBSEQUENT EVENTS

In accordance with ASC 855-10 the Company has analyzed its operations subsequent to December 31, 2021, and to the date these financial statements were issued, and has determined that it does not have any subsequent event to disclose in these financial statements other than the following

On February 15, 2022, the Company issued a Convertible Promissory Note to Jeff Kim, in the amount of $200,000 for funds loaned to the Company on February 15, 2022. The note matures in twenty years and accrues interest at 6.58% per annum. The Company is to begin monthly payments of $1,500 on April 1, 2022. If the Company completes an equity financing, the Company may give Mr. Kim the option to convert the unpaid portion of the loan into shares of common stock.

On March 1, 2022, the Company issued a Convertible Promissory Note to Jeff Kim, in the amount of $253,954.17. The amount of the note is the balance due to Mr. Kim for loans to the Company beginning in 2017 (Note 7). The note matures in ten years and accrues interest at 6.63% per annum. The Company is to begin monthly payments of principal and interest of $2,900 on April 1, 2022. If the Company completes an equity financing, the Company may give Mr. Kim the option to convert the unpaid portion of the loan into shares of common stock.

On December 31, 2022, the Company issued a Convertible Promissory Note to Jeff Kim, in the amount of $1,237,600. The amount of the note is the balance due to Mr. Kim for accrued compensation. The note matures in ten years and accrues interest at 6.42% per annum. The Company is to begin monthly payments principal and interest of $14,000 on January 1, 2023. If the Company completes an equity financing, the Company may give Mr. Kim the option to convert the unpaid portion of the loan into shares of common stock.

F-29

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by Shorepower Technologies, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until _______________, 2023 [90 days from the date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SHOREPOWER TECHNOLOGIES, INC.

25,817,272 Shares

common stock

PROSPECTUS

_______ ___, 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$613.29
Legal fees and expenses	$20,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous	$10,000.00
TOTAL	$50,613.29

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law (“DGCL”) Section 145 provides us with the power to indemnify any of our directors, officers, employees and agents. The person entitled to indemnification must have conducted himself in good faith, and must reasonably believe that his conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe that his conduct was unlawful.

Under DGCL section 145, advances for expenses may be made by agreement if the director or officer affirms in writing that he has met the standards for indemnification and will personally repay the expenses if it is determined that such officer or director did not meet those standards.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Our Corporate Bylaws at Article IX, provide that the Corporation has accepted a provision indemnifying to the full extent permitted by the law, thereby eliminating or limiting the personal liability of directors, officers, employees or corporate agents for damages for breach of fiduciary duty as a director or officer, but such provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions involving willful misconduct, gross negligence, fraud, or knowing violation of law; or (b) the payments of distributions in violation of Delaware General Corporation Law.

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO OUR DIRECTORS, OFFICERS AND CONTROLLING PERSONS PURSUANT TO THE FORGOING PROVISIONS OR OTHERWISE, WE HAVE BEEN ADVISED THAT, IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THAT ACT AND IS, THEREFORE, UNENFORCEABLE.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since February 28, 2020, we have issued the following unregistered securities:

Common Stock and Warrant Issuances

On December 1, 2022, we issued to 11 purchasers pursuant to a Stock and Warrant Purchase Agreement an aggregate of 11,000,000 shares of restricted common stock through the purchase of units at a price of $0.06 per unit, each unit consisting of one share of our common stock and one warrant to purchase a share of our common stock exercisable for two years at an exercise price of $0.25 per share of warrant stock.

On April 26, 2023, we issued 1,043,572 shares of our common stock to a consultant.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description
2.1*+	Agreement and Plan of Merger dated November 23, 2022 by and between The United States Basketball League, Inc. and Shurepower, LLC

2.2	Certificate of Merger of The United States Basketball League, Inc. and Shurepower, LLC dated April 13, 2023

3.1**	Certificate of Incorporation

3.2	Amendment to Certificate of Incorporation for Designation of Series B Preferred Stock

3.3	Amendment to Certificate of Incorporation to Change the Name to Shorepower Technologies, Inc.

3.4	Amended and Restated Bylaws of Shorepower Technologies, Inc.

5.1	Opinion of Culhane Meadows PLLC

10.1	Form of Stock Purchase and Warrant Agreement dated November 4, 2022 among The United States Basketball League, Inc. and Various Purchasers

10.2	Form of Warrant dated December 1, 2022

10.3***	Convertible Note Dated February 15, 2022 Issued by Shurepower, LLC to Jeff Kim

10.4***	Convertible Note dated March 1, 2022 Issued by Shurepower, LLC to Jeff Kim

10.5***	Convertible Note Dated December 31, 2022 Issued by Shurepower, LLC to Jeff Kim

10.6***	Employment Agreement dated March 22, 2023 between the Company and Jeff Kim

10.7#	2023 Stock Incentive Plan

16.1	Letter from Olayinka Oyebola & Co.

23.1	Consent of Qi CPA LLC

23.2	Consent of Culhane Meadows PLLC (included in Exhibit 5.1)

99.1	Shurepower, LLC Unaudited Consolidated Financial Statements

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

107	Filing Fee Table

+ The schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

*Incorporated by reference to the Company’s Current Report on Form 8-K filed November 29, 2022.

**Incorporated by reference to the Company’s Registration Statement on Form 10-SB, and amendments thereto, filed with the SEC on May 30, 2000.

***Incorporated by reference to the Company’s Current Report on Form 8-K filed March 27, 2023.

# Indicates management contract or compensatory plan or arrangement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, Oregon, on November 3, 2023.

Shorepower Technologies, INC.

By:	/s/ Jeff Kim
Name:	Jeff Kim
Title:	President, Chief Executive Officer and Chief Financial and Accounting Officer

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